SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Netzee, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock and Series B 8% Convertible Preferred Stock

(2)	Aggregate number of securities to which transaction applies: Common Stock: 3,327,442; Series B 8% Convertible Preferred Stock: 500,000

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: $10,400,000.00

(5)	Total fee paid: $956.80

☒	Fee paid previously with preliminary materials: $956.80

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6190 POWERS FERRY ROAD, SUITE 400

ATLANTA, GEORGIA 30339

December 20, 2002

Dear Netzee, Inc. Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Netzee, Inc. The Special Meeting will be held at 6190 Powers Ferry Road, Atlanta, Georgia 30339, on December 30, 2002 at 10:00 a.m. local time. At the Special Meeting, you will be asked to vote on the following proposals:

•	To approve an Asset Purchase Agreement between Netzee and Down Acquisition Corporation, a wholly-owned subsidiary of Certegy Inc., and the sale of substantially all of our assets to Down Acquisition Corporation pursuant to the terms of the Asset Purchase Agreement;

•	To approve and adopt a Plan of Complete Liquidation and Dissolution pursuant to which we would liquidate and dissolve Netzee, and to approve the liquidation and dissolution of Netzee; and

•	Any other business that may properly come before the Special Meeting.

      After careful consideration, the Board of Directors has determined that the sale of substantially all of Netzee’s assets pursuant to the Asset Purchase Agreement and the liquidation and dissolution of Netzee pursuant to the Plan of Liquidation and Dissolution are in the best interests of shareholders and would maximize shareholder value. Therefore, the Board of Directors has unanimously approved these proposals and recommends that you vote FOR each of the proposals.

      The affirmative vote of the holders of a majority of the shares of our outstanding common stock entitled to vote will be required to approve both the sale of assets pursuant to the Asset Purchase Agreement and to approve the Plan of Liquidation and Dissolution. The approval of the holder of our Series B 8% Convertible Preferred Stock is also required, although such holder has already consented to the transactions.

      It is important that your shares are represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please provide your proxy or broker instruction card as instructed by these materials. Please note that, as described in more detail in the enclosed proxy statement, completing the provided proxy or instruction card will not prevent you from attending the Special Meeting and voting in person.

      We urge you to carefully review the enclosed materials, which explain the reasons for the proposals to be voted on at the Special Meeting and contain other important information, including copies of the Asset Purchase Agreement, the Plan of Liquidation and Dissolution and the provisions of Georgia law with respect to dissenters’ rights, attached as appendices to the proxy statement. Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

DONNY R. JACKSON
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROXY AND VOTING INFORMATION
PROPOSAL ONE -- SALE OF SUBSTANTIALLY ALL OF OUR ASSETS
PROPOSAL TWO -- PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
APPENDIX A
APPENDIX B
APPENDIX C

NETZEE, INC.

6190 Powers Ferry Road, Suite 400
Atlanta, Georgia 30339

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held on December 30, 2002

       NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Netzee, Inc., a Georgia corporation (the “Company”), will be held at the Company’s principal executive offices located at 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339 on Monday, December 30, 2002 at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Asset Purchase Agreement between the Company and Down Acquisition Corporation, a wholly-owned subsidiary of Certegy Inc., and the sale of substantially all of our assets pursuant to the terms of the Asset Purchase Agreement, a copy of which is attached as Appendix A to the accompanying proxy statement;

2. To consider and vote upon a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution, and to approve the liquidation and dissolution of the Company pursuant to the Plan of Complete Liquidation and Dissolution, a copy of which is attached as Appendix B to the accompanying proxy statement; and

3. To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

      Holders of record of our common stock, no par value, at the close of business on November 29, 2002 shall be entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof.

      Holders of record of our common stock are entitled to dissent from the asset sale and demand payment of the fair value of their shares if they follow the specific procedures contained in Article 13 of the Georgia Business Corporation Code. A copy of Article 13 is attached as Appendix C to the accompanying proxy statement.

      You are cordially invited to attend the special meeting in person. If you are unable to attend the meeting, please vote as instructed by these materials as soon as possible.

By Order of the Board of Directors

JARETT J. JANIK
Vice President, Chief Financial Officer and Secretary

Atlanta, Georgia
December 20, 2002

NETZEE, INC.

6190 Powers Ferry Road, Suite 400
Atlanta, Georgia 30339

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

To be Held on December 30, 2002

SUMMARY TERM SHEET

      These proxy materials are to be first sent or given to shareholders on or about December 20, 2002. The following summary highlights the material terms of the proposed asset sale and Plan of Complete Liquidation and Dissolution. We have included page references to direct you to more complete information which appears elsewhere in this proxy statement. A copy of the Asset Purchase Agreement governing the asset sale is attached to this proxy statement as Appendix A. A copy of the Plan of Liquidation and Dissolution is attached to this proxy statement as Appendix B. You should read this proxy statement, the Asset Purchase Agreement, the Plan of Liquidation and Dissolution and the other materials attached to this proxy statement in their entirety to fully understand the proposals and their consequences to you.

Time, Date and Place of Meeting

      A special meeting of shareholders will be held at our principal executive offices, located at 6190 Powers Ferry Road, Atlanta, Georgia 30339, on Monday, December 30, 2002 at 10:00 a.m. local time. The Board of Directors of Netzee, Inc. is providing these proxy materials to you in connection with the special meeting.

The Sale of Substantially All of Our Assets (pages 8 through 19)

Parties to the Asset Sale (page 8)

      Netzee, Inc. is a Georgia corporation. We provide Internet and telephone banking solutions and services to community financial institutions in the United States. Netzee’s stock is quoted on the OTC Bulletin Board under the symbol “NETZ.”

      Certegy Inc. is a Georgia corporation. Certegy Inc. provides credit and debit card processing, check risk management services and check cashing services, as well as Internet and telephone banking solutions, to financial institutions and merchants throughout the world. Certegy Inc.’s stock is traded on the New York Stock Exchange under the symbol “CEY.”

      Down Acquisition Corporation is a Georgia corporation and an indirect wholly-owned subsidiary of Certegy Inc. Down was incorporated by Certegy solely for the purpose of acquiring the assets of Netzee. We refer to Down Acquisition Corporation as “Down” or “Certegy” throughout this proxy statement. We refer to Down’s ultimate parent as “Certegy Inc.” throughout this proxy statement.

                  Assets Being Sold and Purchase Price (pages 12 and 13)

      We intend to sell substantially all of our operating assets to Certegy for the purchase price of $10.4 million in cash. We are not transferring our cash, cash equivalents or securities. Under the terms of the Asset Purchase Agreement, $800,000 of the purchase price will be placed into escrow with an independent escrow agent to secure our indemnification obligations to Certegy, as described below.

                  Liabilities (page 13)

      Certegy has agreed to assume only certain of our liabilities which are limited to liabilities under existing business contracts that arise after the closing, prepaid subscription balances as of the closing date and liabilities under specified contracts entered into after the effective date of the Asset Purchase Agreement. We will remain responsible for all of our other liabilities, including any liabilities relating to the operation of our business prior to the closing date, such as pre-existing indebtedness, tax liabilities, liabilities relating to certain employment matters and liabilities to our shareholders.

                  Indemnification and Escrow (page 16)

      We have agreed to indemnify Certegy for certain matters, including:

•	losses arising from any breaches by us of representations, warranties, covenants or agreements contained in the Asset Purchase Agreement or related agreements;

•	if our accounts receivable at the closing date is less than $800,000;

•	liabilities not assumed by Certegy;

•	any third party challenging the asset sale as being part of a fraudulent conveyance; and

•	claims arising from the operation of our business prior to the closing of the asset sale.

      Certegy has agreed to indemnify us for certain matters, including:

•	losses arising from any breaches by Certegy of representations, warranties, covenants or agreements contained in the Asset Purchase Agreement or related agreements;

•	losses related to the liabilities assumed by Certegy to the extent the losses arise out of actions that occur after the closing of the asset sale; and

•	losses arising out of the ownership or operation of the purchased assets, which losses are incurred after the closing of the asset sale.

      In most cases, the total indemnification obligation of each party will be limited to the amount of the escrowed portion of the purchase price.

                  Conditions to Closing (page 16)

      There are several conditions that, unless waived, the parties must satisfy in order to complete the asset sale. These include:

•	approval of the asset sale, the Asset Purchase Agreement, the Plan of Liquidation and Dissolution, and the liquidation and dissolution of Netzee by the holders of our common stock and the holder of our Series B 8% Convertible Preferred Stock;

•	obtaining the release of all liens, except permitted liens, from our assets;

•	the accuracy of all representations and warranties made in the Asset Purchase Agreement by us and Certegy;

•	the performance of all covenants and agreements by us and Certegy;

•	the absence of a material adverse change to the assets to be purchased by Certegy or to our business;

•	obtaining all necessary third party consents and releases;

•	the execution of a marketing agreement between Certegy Inc. and InterCept, Inc., our largest shareholder; and

•	other routine closing conditions.

                  Termination (page 15)

      Netzee and Certegy may mutually agree to terminate the Asset Purchase Agreement at any time. Additionally, either party may terminate the agreement if:

•	the asset sale has not closed on or before January 15, 2003;

•	a governmental authority prohibits the asset sale;

•	our shareholders do not approve the asset sale and the Plan of Liquidation and Dissolution; or

•	the other party materially breaches its representations, warranties, covenants or agreements.

      In the event of termination, neither party will be required to pay a termination fee.

                  Voting Agreements and Related Matters (page 7)

      Each of our two largest common shareholders entered into a voting agreement with Certegy Inc. to vote its shares in favor of the asset sale and the Plan of Liquidation and Dissolution. The shares held by these shareholders represent approximately 44.9% of the shares of common stock outstanding and entitled to vote at the special meeting. In addition, our directors and executive officers individually control approximately 5.1% of our common stock entitled to vote at the special meeting. While these individuals are not parties to a voting agreement, they have indicated their present intention to vote in favor of both the asset sale and the Plan of Liquidation and Dissolution. Therefore, shareholder approval of the asset sale and Plan of Liquidation and Dissolution is very likely.

Plan of Liquidation and Dissolution (pages 19 through 22)

                  Operations of Netzee Following the Asset Sale (page 19)

      As soon as practicable after the completion of the asset sale, assuming shareholder approval of the Plan of Liquidation and Dissolution, we intend to begin the liquidation and dissolution process in accordance with the plan.

                  Overview of the Plan of Liquidation and Dissolution (pages 19-20)

      As soon as practicable following the approval of the Plan of Liquidation and Dissolution and the completion of the sale of substantially all of our assets to Certegy, we will file a Notice of Intent to Dissolve with the Georgia Secretary of State. We will then proceed to wind up our business. When all of our debts, liabilities and obligations have been paid, or adequate provision for the payment of them has been made, and we have distributed assets to shareholders in accordance with the Plan of Liquidation and Dissolution, we intend to file Articles of Dissolution with the Georgia Secretary of State. Once the Articles of Dissolution have been filed, we will cease to exist under Georgia law except for limited purposes.

                  Distribution of the Proceeds of the Asset Sale (page 20)

      Under the Plan of Liquidation and Dissolution, we intend to take the following steps at or promptly following the closing of the asset sale in the following order:

•	Pay our lenders approximately $3.3 million (approximately 25% of the total amount owed to these lenders), and pay the holder of our Series B preferred stock approximately $2.1 million (approximately 25% of the liquidating preference to which these shares are entitled);

•	Pay or otherwise discharge all of our other known and undisputed liabilities as of the closing of the asset sale;

•	Set aside and reserve amounts sufficient as determined by the Board of Directors, in its judgment, to satisfy disputed, contingent and unknown claims; and

•	After taking each of the foregoing steps, intend to make a liquidating distribution of up to $0.50 per share to the holders of our outstanding common stock, other than holders who have validly exercised and perfected their dissenters’ rights; however, this amount may be reduced if claims are asserted against us prior to the making of such distribution.

      Any amounts remaining after taking the foregoing steps and paying all of our expenses related to the asset sale and our liquidation and dissolution will be paid to our lenders and the holder of our Series B preferred stock in the manner specified by the Plan of Liquidation and Dissolution.

Vote Required for Approval (page 7)

      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary for approval of each of the proposals. Additionally, under the terms of our Series B preferred stock, the holder of a majority of the outstanding shares of such stock must consent to the transactions contemplated by the Plan of Liquidation and Dissolution. We have already received this consent.

      Each of the two proposals is contingent upon the other. Therefore, if shareholders do not approve the asset sale, we will not proceed with our liquidation and dissolution, and if shareholders do not approve the Plan of Liquidation and Dissolution, we will not complete the asset sale.

Reasons for the Asset Sale and Liquidation and Dissolution (page 10)

      After considering a wide variety of strategic alternatives, and alternative transactions, and conducting an extensive auction process with the assistance of an independent financial consultant, our Board of Directors has determined that the asset sale followed by the liquidation and dissolution of Netzee in accordance with the Plan of Liquidation and Dissolution is the best method of maximizing shareholder value.

Interests of Officers, Directors and Principal Shareholders (page 11)

      Certain of our directors and executive officers may have interests in the asset sale and Plan of Liquidation and Dissolution that differ from, or are in addition to, their interests as holders of our common stock. For example, some of our executive officers are entitled to severance payments in connection with the asset sale, and some of our directors hold unvested options which will vest upon the closing of the asset sale. In addition, we have entered into a credit facility with our two largest shareholders.

Recommendation of the Board (pages 19 and 22)

      Our Board of Directors has unanimously approved, and unanimously recommends that our shareholders approve, the sale of assets to Certegy, the Asset Purchase Agreement, the liquidation and dissolution of Netzee and the Plan of Liquidation and Dissolution.

No Fairness Opinion (page 11)

      The Board of Directors has not sought or obtained an opinion as to the fairness, from a financial point of view, of the consideration to be received by shareholders in the asset sale and the liquidation and dissolution of Netzee.

Material U.S. Federal Income Tax Consequences (pages 12 and 21)

      It is expected that any gain recognized by Netzee from the asset sale for federal income tax purposes will be offset by our current and prior year net operating losses. The asset sale will not be a taxable event to you as a holder of our common stock. Any cash distributions to you in the liquidation and dissolution of

Netzee will be a taxable event to you for U.S. federal income tax purposes, and you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in your shares of Netzee common stock. Because determining your specific tax consequences can be complicated, you should consult your own tax advisor in order to fully understand how the transactions described in this proxy statement will affect you.

Dissenters’ Rights (pages 17 and 21)

      If you wish to object to the asset sale, Georgia law permits you to dissent from and demand payment in cash for the fair value of your shares.

      If you wish to dissent and demand such payment of fair value for your shares, you must deliver to us before the vote is taken at the special meeting written notice of your intent to demand such payment. Additionally, you must not sign and return a proxy in favor of the asset sale or vote your shares in favor of the asset sale at the special meeting.

      No later than 10 days after the completion of the asset sale, we will send written notice to all shareholders who satisfied all of the applicable requirements for exercising dissenters’ rights under Georgia law. This notice will provide instructions on where payment demands must be sent, the date by which we must receive a payment demand, and a copy of the dissenters’ rights provisions of Georgia law.

      The relevant provisions of Georgia law with respect to dissenters’ rights, a copy of which is attached as Appendix C to this proxy statement, are technical and complex. If you wish to exercise your dissenters’ rights, you are advised to consult, at your expense, with your legal counsel, since the failure to comply strictly with these provisions may result in the forfeiture of your dissenters’ rights.

      If you sign and return a proxy, you will have voted in favor of the asset sale and thus you will forfeit your dissenters’ rights. Please see pages 17 and 18, as well as Appendix C, for more information on dissenters’ rights under Georgia law.

      You are not entitled to dissenters’ rights in connection with the approval of the Plan of Liquidation and Dissolution.

PROXY AND VOTING INFORMATION

Who May Vote

      Holders of record of Netzee common stock on November 29, 2002 may vote at the Special Meeting or any adjournment or postponement of the meeting. On November 29, 2002, we had 3,327,442 shares of common stock issued and outstanding held of record by approximately 249 persons. Each shareholder is entitled to one vote per share.

Record Ownership Versus Beneficial Ownership Through a Nominee

      Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker, bank or other nominee.

      Shares Owned as a Shareholder of Record. If your shares are registered directly in your name with our transfer agent, SunTrust Bank of Atlanta, you are considered, with respect to those shares, to be the shareholder of record, and we are sending these proxy materials directly to you as such. As the shareholder of record, you may give representatives of Netzee a proxy to vote your shares as you direct, or you may vote in person at the Special Meeting. We have enclosed a proxy card for you to use.

      Shares Owned Beneficially Through a Broker, Bank or Other Nominee. Shares that are registered in the name of a brokerage account or by a bank or other nominee are commonly referred to as being held in “street name.” If you hold your shares in street name, these proxy materials were forwarded to you by your broker or nominee, which is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct the nominee how to vote your shares. You also have the right to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you first obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares or obtain a proxy from the nominee.

How to Vote in Person at the Special Meeting

      Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you hold your shares in street name, you must have a signed proxy from the broker, bank or other nominee in order to vote your shares in person at the Special Meeting.

      Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How to Vote Without Attending the Special Meeting

      Whether you hold shares directly as the shareholder of record or in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. In most instances, you will be able to do this by mail. Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee.

How to Change Your Vote

      You may change your proxy or voting instruction at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the special meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held by you in street name, you may accomplish this by submitting new voting instructions to your broker, bank or nominee, or you may vote your shares at the special meeting if you have first obtained a proxy from your broker, bank or nominee.

How Proxies Work

      Giving your proxy means that you authorize us to vote your shares at the Special Meeting in the manner you direct. If you sign, date and return the enclosed proxy or instruction card but do not specify how to vote, we will vote your shares for approval of the asset sale and the Asset Purchase Agreement, and for approval and adoption of the liquidation and dissolution of Netzee and the Plan of Complete Liquidation and Dissolution. We do not know of any other matters that will be brought before the Special Meeting. If, however, other matters are properly brought before the Special Meeting, we will vote your proxy on those matters if and as you have given us the authority to do so.

How to Revoke a Proxy

      You may revoke your proxy before it is voted by submitting prior to the Special Meeting a new proxy with a later date, or by written notice prior to the Special Meeting to: Secretary, Netzee, Inc., 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339.

What is a Quorum?

      In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes of each class of stock entitled to be cast at the meeting. We count abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker, bank or nominee for shares that the broker, bank or nominee holds in street name. Under those circumstances, the broker, bank or nominee may be authorized to vote for you on some routine items but prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

How Many Votes are Required to Approve Each Proposal?

      The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is necessary for approval of each of the proposals. For this purpose, if you vote to “abstain” on these proposals, your shares will have the same effect as if you voted against the proposals. A broker non-vote also will have the same effect. Additionally, under the provisions of our Articles of Incorporation, we must obtain the consent of the holders of a majority of the outstanding shares of Series B preferred stock with respect to the transactions contemplated by the Plan of Liquidation and Dissolution, which consent has been obtained.

      For all other matters that the shareholders are entitled to vote upon at the meeting, the matter will be approved if more votes are cast in favor of the action than against the action. Accordingly, an abstention from voting or a broker non-vote on such other matters by a shareholder will be disregarded for those purposes.

      Each of the two proposals is contingent upon the other. Therefore, if shareholders do not approve the asset sale, we will not proceed with our liquidation and dissolution, and if shareholders do not approve the Plan of Liquidation and Dissolution, we will not complete the asset sale.

Voting Agreements and Related Matters

      Holders of approximately 44.9% of our common stock have entered into voting agreements with Certegy Inc. to vote their shares in favor of the asset sale and Plan of Liquidation and Dissolution. In addition, directors and officers who individually control 5.1% of our common stock have indicated that they presently intend to vote in favor of each of the proposals, although these individuals are not parties to a voting agreement. Therefore, the approval of our shareholders as to these matters is very likely.

Who Will Pay for this Proxy Solicitation?

      Netzee is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

How Can You Submit a Shareholder Proposal for the Next Annual Meeting?

      If our shareholders do not approve the asset sale and Plan of Liquidation and Dissolution, or if the asset sale is not completed and the remaining assets of Netzee are not liquidated and Netzee is not dissolved, we will continue to hold annual shareholder meetings. In such event, you may submit proposals for consideration at future shareholder meetings, including director nominations. Shareholders who intend to submit proposals to Netzee for inclusion in our proxy statement for the 2003 Annual Meeting of Shareholders must submit such proposals so that they are received by Netzee no later than December 30, 2002. Such proposals must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and all other applicable proxy rules and requirements contained in Netzee’s bylaws relating to shareholder proposals in order to be included in Netzee’s proxy materials.

      Shareholders who wish to submit a proposal for consideration (other than nominations for election of directors) at Netzee’s 2003 Annual Meeting of Shareholders, but who do not wish to submit the proposal for inclusion in Netzee’s proxy statement pursuant to Rule 14a-8, must submit their proposal to Netzee in accordance with the procedures set forth in Netzee’s bylaws no earlier than January 13, 2003 and no later than February 12, 2003. Shareholders who intend to nominate persons for election to the Board of Directors at the 2003 Annual Meeting of Shareholders must submit such nominations to Netzee, and in accordance with the procedures set forth in Netzee’s bylaws, no earlier than February 12, 2003 and no later than March 14, 2003.

      Shareholder nominations for election of directors and other proposals should be submitted to: Secretary, Netzee, Inc., 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339. You may also contact our corporate secretary at the above address for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Where Can You Find More Information About Us?

      We are subject to the informational requirements of the Exchange Act and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy our reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a world-wide web site on the Internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

Forward-Looking Statements

      This proxy statement contains forward-looking statements regarding our plans and objectives following the sale of assets, our plans and objectives with regard to the Plan of Liquidation and Dissolution, statements regarding the potential value of our assets, the amount and nature of liabilities or claims that may be asserted against us, the timing and amount of any distributions to shareholders, and other matters regarding our business, prospects, the asset sale and our liquidation and dissolution. When used in this proxy statement, the words “expects”, “believes,” “intends,” “anticipates,” “plans,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are not a guarantee of future results and involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of risks and uncertainties described in this proxy statement, including that we may not be able to complete proposed transactions as described in the proxy statement; that we may have significant liabilities or obligations that are currently contingent or are unknown to us; that our known, unknown, disputed or contingent liabilities or obligations may be greater than we currently anticipate; changes in financial markets; and general economic and industry conditions.

PROPOSAL ONE — SALE OF SUBSTANTIALLY ALL OF OUR ASSETS

      Under this proposal, shareholders are being asked to approve the Asset Purchase Agreement and to authorize the sale of substantially all of our assets pursuant thereto. On December 5, 2002, we entered into the Asset Purchase Agreement with Down Acquisition Corporation, a wholly owned subsidiary of Certegy Inc., to sell substantially all of our assets. We recommend that you carefully read the Asset Purchase Agreement attached hereto as Appendix A which sets forth the terms and conditions of the asset sale. We use the terms “Down” or “Certegy” in this proxy statement to refer to Down Acquisition Corporation, and the term “Certegy Inc.” to refer to Down’s ultimate parent.

Our Business

      Netzee is a Georgia corporation whose common stock is quoted on the OTC Bulletin Board under the symbol “NETZ.” Our business operations consist primarily of providing Internet and telephone banking solutions and services to community financial institutions in the United States. Currently, this represents our entire business and is our only significant source of revenue. We will cease operations and liquidate and dissolve our business if the asset sale and the liquidation and dissolution are ultimately approved and consummated.

      Our principal executive offices are located at 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339 and our telephone number is (770) 850-4000.

Certegy Inc.’s Business

      Certegy Inc. is a Georgia corporation whose common stock is traded on the New York Stock Exchange under the symbol “CEY.” Certegy Inc. provides credit and debit card processing, check risk management services and check cashing services, as well as Internet and telephone banking solutions, to financial institutions and merchants throughout the world. Certegy Inc.’s principal executive offices are located at 11720 Amber Park Drive, Alpharetta, Georgia 30004, and its telephone number is (678) 867-8000.

Down Acquisition Corporation

      Down Acquisition Corporation is an indirect wholly-owned subsidiary of Certegy Inc. Down was incorporated by Certegy Inc. solely for the purpose of acquiring the assets of Netzee. Down’s principal executive offices are located at 11720 Amber Park Drive, Alpharetta, Georgia 30004, and its telephone number is (678) 867-8000.

Background of the Asset Sale

      During late 2000, it became clear that Netzee was not achieving the growth for which it had planned, and that access to additional capital would be difficult. As a result, during late 2000 and in 2001, we took steps to reduce expenses and sell our non-core businesses. As a result of these efforts, we reduced the number of our employees by approximately 50%.

      In the summer of 2001, Netzee formed a Special Committee of independent directors and engaged Robertson Stephens Inc. to explore strategic alternatives. Robertson Stephens contacted 34 companies identified by Robertson Stephens as candidates for a strategic transaction with, or acquisition of, Netzee. Confidentiality agreements were signed with 13 of these companies and two informal expressions of interest to acquire Netzee were ultimately received. However, neither party chose to pursue an acquisition of Netzee at that time and conversations with these parties ended in early 2002.

      In early 2002, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia, working together, expressed concerns about our condition and operations and requested that Netzee sign a Memorandum of Understanding in which Netzee agreed to take certain actions, make periodic reports to the regulators and refrain from paying dividends, among other things. In February 2002, Netzee signed a Memorandum of Understanding with these regulators.

      In August 2002, the Board reviewed a comprehensive management presentation on the current state of Netzee. As a result of this presentation, the Board considered the current and anticipated attrition of our customer base, the lack of a significant amount of new customers, the current concerns of the regulators and our obligations to repay our debt and redeem our shares of Series B preferred stock. The Board considered the impact on Netzee of alternatives to a sale of the company, including continuing operations as before, substantially reducing current operations, and restructuring our debt and Series B preferred stock. The Board concluded that pursuing a strategic sale of substantially all of our assets followed by a liquidation and dissolution would be likely to produce the greatest value for Netzee’s shareholders.

      As a result, the Board determined to re-examine strategic alternatives, particularly the sale of Netzee. We engaged an independent financial consultant familiar with the industry segment and potential purchasers to assist in this process. This consultant contacted 17 prospective purchasers and received four expressions of interest.

      One of the indications of interest proposed to acquire only certain of our operating assets for a significantly lower price than Certegy’s proposal, and would have left us with assets that, in the Board’s judgment, would be difficult to dispose of independently of our other assets for a reasonable price, if at all. The second indication of interest offered consideration primarily consisting of stock in the acquiror, an illiquid, privately-held company. Upon inquiry by the Board, this company was unwilling to acquire Netzee in a cash or primarily cash transaction. The third indication of interest was comprised primarily of deferred and contingent consideration. The Board determined that the Certegy proposal was superior to the other proposals because it provided for a substantial cash payment at closing, which would increase the likelihood that we would be able to make a liquidating distribution to our shareholders, as well as to allow us to pay our lenders and our preferred shareholder a substantially reduced amount in satisfaction of these obligations.

      On November 5, 2002, the Board authorized Netzee to negotiate a transaction with Certegy based upon Certegy’s proposal which included a purchase price of $10.0 million. We notified Certegy that we were interested in pursuing its proposal. Shortly thereafter, we began to negotiate the terms of an Asset Purchase Agreement, and Certegy began to conduct due diligence. On November 21, 2002, a first draft of the Asset Purchase Agreement was distributed to us and our counsel. On December 4, 2002, after the parties and their counsel had engaged in extensive negotiations, the Board met by telephone conference call to consider the terms of the proposed agreement with Certegy, which included a purchase price of $10.4 million, of which $800,000 was to be placed in escrow for indemnification purposes. After thoroughly reviewing and discussing the terms of the agreement and the Plan of Liquidation and Dissolution and all of the alternatives available to us, the Board unanimously approved the sale of substantially all of our assets to Certegy and the subsequent liquidation and dissolution of Netzee as set forth in the Plan of Liquidation and Dissolution, and approved submitting the Asset Purchase Agreement and the Plan of Liquidation and Dissolution to the shareholders of Netzee for approval. On December 5, 2002, the Asset Purchase Agreement was executed by the parties thereto.

      Prior to negotiating the asset sale with Certegy, the Board negotiated with Netzee’s lenders and the holder of the Series B preferred stock to increase the likelihood that we would be able to make a cash distribution to the holders of our common stock upon the liquidation of Netzee. As a result of these negotiations, our lenders agreed to receive substantially less than the amount of the outstanding obligations that we owed them, and the holder of the Series B preferred stock agreed to receive substantially less than the full liquidation preference for such shares. In the absence of such an agreement, the holders of our common and preferred stock would receive nothing in any liquidation of Netzee.

Reasons for the Asset Sale and the Plan of Liquidation and Dissolution and Recommendation of the Board

      Our Board of Directors unanimously determined that the asset sale and the Plan of Liquidation and Dissolution are in the best interests of our shareholders and unanimously recommended that our shareholders approve the asset sale pursuant to the terms of the Asset Purchase Agreement and the Plan of Liquidation and Dissolution pursuant to the terms thereof. The Board considered the following positive and negative factors in reaching this conclusion:

•	Our business, financial condition, earnings and prospects, including losses of significant customers and the maturity in April 2003 of our existing credit facility (which has historically been used to fund operations) and the redemption rights under our Series B preferred stock;

•	The continuing nature of our operating losses and the likelihood that such losses would continue in the future;

•	The difficulties of operating under increased regulatory scrutiny pursuant to the Memorandum of Understanding;

•	The fact that the due date for much of our debt, and the redemption date for our Series B preferred stock, was approaching, and that given our current cash flow and liquidity we would likely be unable to pay the debt when due or redeem the Series B preferred stock when required;

•	That the Board conducted an extensive review of strategic alternatives and concluded that a sale of assets followed by the liquidation and dissolution of Netzee provided the best method of maximizing shareholder value;

•	That the Board conducted an extensive auction process and, after completion of this process, believed that the alternatives to the Certegy transaction were either not feasible or not reasonably likely to provide equal or greater value to our shareholders;

•	That the expected per share distribution to holders of our common stock under the Plan of Liquidation and Dissolution represents a premium over the recent market prices of our common stock, as well as a premium over any amounts that they could expect to receive in a liquidation under the United States Bankruptcy Code;

•	That pursuant to the Certegy transaction and the Plan of Liquidation and Dissolution, Netzee’s lenders have agreed to receive substantially less than the full amount of the outstanding obligations under the credit facility, and the holder of our Series B preferred stock has agreed to receive substantially less than the liquidation preference of such stock; and

•	That such lenders and the holder of our Series B preferred stock have agreed to reduce the amounts owed to them, resulting in the increased likelihood that Netzee would be able to make a distribution of cash to its shareholders, which they would not otherwise be entitled to receive absent such agreement;

•	The risk that the asset sale might not be consummated;

•	The lack of an opinion as to the fairness, from a financial point of view, of the asset sale and liquidation to our shareholders from an independent financial advisor; and

•	The fact that under Georgia law, shareholders may, in limited circumstances and for a limited time, have ongoing liability for claims that we are unable to pay up to the amount of any liquidating distributions they have received.

      The factors described above were not the only factors considered by the Board. The Board did not find it practicable to quantify or otherwise assign relative weights to any of the factors considered. However, after taking into account all of the factors, the Board unanimously concluded that the asset sale was in the best interests of our shareholders. For these reasons, the Board of Directors has unanimously approved the asset sale and the Asset Purchase Agreement, and unanimously recommends that the shareholders approve the asset sale and the Asset Purchase Agreement.

No Fairness Opinion

      We have not sought nor obtained an opinion of a financial advisor relating to the fairness of the proposed asset sale. Our Board of Directors concluded that the expense of a fairness opinion was not justified in light of the total consideration contemplated by the Asset Purchase Agreement. Moreover, the Board concluded that in light of the extensive auction process and its consideration of the applicable alternatives to an asset sale, a fairness opinion was not necessary for the protection of shareholders.

Interests of Certain Persons in the Asset Sale and Plan of Liquidation and Dissolution

      In considering the proposals, holders of our common stock should be aware that some of our executive officers, directors, and significant shareholders have interests in the transactions that differ from, or are in addition to, their interests as holders of common stock. In particular:

•	InterCept and John H. Harland Company are owners of approximately 28% and 15%, respectively, of our common stock and lent us in the aggregate approximately $13 million under a credit facility. These shareholders will be paid a total of $3.3 million at the closing of the asset sale in full satisfaction of all indebtedness under the credit facility. Our lenders will also be entitled to receive the remainder, if any, of our assets following the liquidation and dissolution of Netzee and the application of appropriate contingency reserves to pay claims that are unknown, contingent or disputed.

•	Donny R. Jackson, our President, Chief Executive Officer and a director, is entitled under his employment agreement to receive severance payments. Mr. Jackson has agreed to forego a portion of his severance payment so that Kevin R. Lee, our Senior Vice President, Operations, and Jarett J. Janik, our Vice President, Chief Financial Officer and Secretary, may receive appropriate severance compensation from Netzee. As a result, Netzee will pay approximately $425,000 to Mr. Jackson, $232,000 to Mr. Lee, and $193,000 to Mr. Janik, as severance compensation as a result of the asset sale.

•	The Asset Purchase Agreement contemplates that Certegy will offer employment to substantially all of our employees, including our executive officers. Any employment offered by Certegy will be on terms reasonably comparable to the terms of these individuals’ present employment with us. Further, after the completion of the asset sale, we will enter into a consulting arrangement with Mr. Janik whereby he will agree to assist us with our liquidation and dissolution. The terms of this consulting arrangement have not presently been determined.

•	Each of Brad Putnam and Kurt Collins, two of our directors, currently owns an option to purchase 25,000 shares of common stock at an exercise price of $0.35 per share. One-fourth of each of these options are currently vested; the remainder will vest upon the completion of the asset sale. When we make a liquidating distribution to holders of our common stock, Messrs. Putnam and Collins would receive the amount by which the per share distribution exceeds the exercise price of their options, in addition to a distribution on shares of common stock otherwise owned by them.

•	InterCept, the holder of approximately 28% of our common stock, will be required as a condition to the Asset Purchase Agreement to enter into an agreement with Certegy Inc. to market, promote and otherwise distribute the electronic banking and related services offered by Certegy and its affiliates.

Federal Income Tax Consequences of the Asset Sale

      It is expected that any gain recognized by Netzee from the asset sale for federal income tax purposes will be offset by our current and prior year net operating losses. The sale of assets will not be a taxable event to holders of our common stock. However, any distributions we make to common shareholders during our liquidation will be taxable events under the federal tax laws. See “Proposal Two — Plan of Liquidation and Dissolution — Material U.S. Federal Income Tax Consequences” for a summary of the tax consequences of our liquidation and dissolution.

Operation of Netzee after the Asset Sale

      As soon as practicable after the completion of the asset sale, assuming shareholder approval of the Plan of Liquidation and Dissolution, we intend to begin the liquidation and dissolution process by filing a Notice of Intent to Dissolve with the Georgia Secretary of State. After this notice is filed, we must limit our activities to activities related to our winding down and liquidation, as described in Proposal Two below.

Summary of the Asset Purchase Agreement and Related Agreements

      The following section summarizes the material terms of the Asset Purchase Agreement. We recommend that you carefully read the agreement in its entirety for a complete description of the terms and conditions of the asset sale. The Asset Purchase Agreement is attached to this proxy statement as Appendix A.

Assets to be Sold

      We have agreed to sell to Certegy substantially all of our assets relating to our business, including:

•	All of our rights in, to and under our customer contracts;

•	All rights under leases of real property, including any leasehold improvements;

•	All tangible assets including machinery, equipment, computers and furniture;

•	All intellectual property rights;

•	All accounts, accounts receivable and notes receivable as of the closing date;

•	Certain prepaid expenses and charges;

•	All rights, claims, causes of action or rights of set-off relating to the purchased assets;

•	All accepted bids, work in progress or outstanding proposals;

•	All goodwill associated with our business and the purchased assets; and

•	All software used to operate our business.

Assets to be Retained

      We are not selling the following assets to Certegy:

•	All cash, restricted cash, cash equivalents and securities;

•	All bank and depository accounts (excluding bill payment client trust accounts);

•	All books and records related to our business, including our corporate and stock records;

•	All tax refunds and tax loss carryforwards;

•	All insurance policies relating to our business, any refunds paid or payable pursuant thereto, and any claims made under our “claims made” insurance policies;

•	All rights in assets in any of our employee benefit plans;

•	Our right to use the name “Netzee” and its derivatives for 180 days following the closing of the asset sale in connection with our liquidation and dissolution;

•	All rights, claims, causes of action and rights of set-off that do not relate to the assets purchased by Certegy; and

•	Specified assets that are necessary for our liquidation and dissolution.

Liabilities to be Assumed

      Certegy will assume only certain of our liabilities, which are limited to liabilities under existing business contracts that arise after the closing of the asset sale, prepaid subscription balances as of the closing date and liabilities under specified contracts entered into after the effective date of the Asset Purchase Agreement. Except for such assumed liabilities, Certegy will not assume any other obligations of Netzee.

Liabilities to be Retained

      We will retain all liabilities not specifically assumed by Certegy, including any liabilities relating to the operation of our business prior to the closing of the asset sale, such as:

•	liabilities relating to assets retained by us;

•	tax liabilities (except for transfer taxes arising out of the asset sale);

•	liabilities relating to certain employment matters;

•	liabilities to our shareholders;

•	liabilities for noncompliance with laws and regulations prior to the closing date; and

•	liabilities for our indebtedness.

Purchase Price

      Certegy has agreed to purchase substantially all of our assets for $10.4 million in cash. Under the terms of the Asset Purchase Agreement, $800,000 of this amount will be placed into escrow with an independent escrow agent to secure our indemnification obligations to Certegy, as described under “— Indemnification and Escrow.” The purchase price would be reduced to the extent that our actual accounts receivable are less than $800,000 on the date of closing.

Closing

      The closing of the asset sale will take place as soon as practicable after the Special Meeting is held and all conditions to closing are satisfied or waived.

Representations and Warranties

      The Asset Purchase Agreement contains various representations and warranties by us, including, among other things, representations relating to:

•	our corporate organization;

•	our authority to enter into the Asset Purchase Agreement and consummate the asset sale;

•	our ability to obtain any required consents;

•	our ownership of and the condition of the assets to be sold to Certegy;

•	the adequacy of our intellectual property rights, the absence of undisclosed infringements upon the intellectual rights of others, and the absence of undisclosed litigation or proceedings relating to our intellectual property rights;

•	our material contracts relating to our business and the assets to be sold to Certegy;

•	the adequacy of any licenses needed to conduct our business;

•	our employees, labor matters, and employee benefit plans;

•	the accuracy of our financial statements, books and records;

•	our interests under leases of real property;

•	the absence of undisclosed pending or threatened litigation or governmental orders;

•	our compliance with applicable laws and regulations, including environmental laws;

•	our insurance policies;

•	our transactions with affiliates;

•	our payment of applicable taxes;

•	the absence of any material adverse changes to our business and the assets to be sold to Certegy;

•	the sufficiency of the assets to be sold to Certegy for the conduct of our business and the absence of undisclosed liabilities relating to those assets;

•	the use of brokers or financial advisors in connection with the asset sale;

•	our accounts receivable and prepaid subscription balances; and

•	the number of our customers and amount of revenues relating to our business.

      The Asset Purchase Agreement also contains various representations and warranties by Certegy, including representations relating to:

•	Certegy’s corporate organization;

•	Certegy’s authority to enter into the Asset Purchase Agreement and consummate the asset sale;

•	Certegy’s ability to obtain any required consents;

•	Certegy’s use of brokers or financial advisors in connection with the asset sale;

•	the absence of undisclosed pending or threatened litigation or governmental orders; and

•	Certegy’s financial ability to pay the purchase price.

Covenants and Agreements

      We have agreed that until the closing, we will continue to operate our business in the ordinary course of business and will use commercially reasonable efforts to, among other things:

•	maintain our existence;

•	protect the assets to be sold to Certegy;

•	preserve any licenses pertaining to the operation of our business;

•	preserve customer and supplier relationships;

•	maintain our intellectual property rights;

•	maintain our books and records;

•	pay taxes when due;

•	comply with our material business contracts;

•	comply with applicable laws and regulations;

•	pay trade payables when due; and

•	notify Certegy of any material change in the operation of our business and of any governmental or third party complaints or investigations.

      We have also agreed to refrain from certain actions without the written consent of Certegy, including the following:

•	Increasing the compensation, benefits or severance payments due to our employees, except in the ordinary course of business consistent with past practice;

•	Selling or otherwise disposing of material assets except in the ordinary course of business and consistent with past practice;

•	Entering into, amending, or terminating any material contracts except in the ordinary course of business;

•	Accepting prepaid subscriptions or advance payments except in the ordinary course of business;

•	Making capital expenditures outside the ordinary course of business;

•	Incurring any additional indebtedness, with certain exceptions, outside the ordinary course of business;

•	Acquiring any equity securities or interests;

•	Disclosing proprietary information to anyone other than Certegy in connection with the sale of all or substantially all of our assets;

•	Selling or pledging any of our intellectual property;

•	Paying or declaring any dividends or distributions on our capital stock; and

•	Taking any other action which would materially and adversely affect or detract from the value of the purchased assets or our business or would reasonably be expected to delay the closing.

Termination

      The Asset Purchase Agreement may be terminated in the following ways:

•	By mutual written consent of us and Certegy;

•	By either us or Certegy if the asset sale has not closed by January 15, 2003 for any reason other than a willful and material breach by the party seeking to terminate the Asset Purchase Agreement;

•	By either us or Certegy if a governmental authority issues a final and non-appealable order prohibiting the asset sale;

•	By either us or Certegy if the other party materially breaches any representation, warranty, covenant or agreement and the breach is not cured within 10 days after written notice;

•	By either us or Certegy if our shareholders do not approve the asset sale and Plan of Liquidation and Dissolution at the Special Meeting; and

•	By either us or Certegy if the satisfaction of any conditions to the obligations of such party becomes impossible.

      The Asset Purchase Agreement does not provide for the payment of any termination fee.

Indemnification and Escrow

      We have agreed, subject to limitations, to indemnify Certegy for any loss arising from:

•	Breaches of our representations, warranties, covenants and agreements contained in the Asset Purchase Agreement or related agreements;

•	Liabilities not assumed by Certegy;

•	The ownership or operation of the assets to be sold to Certegy prior to the closing of the asset sale;

•	Any bankruptcy proceeding of which Netzee is the subject;

•	Any third party challenges to the asset sale or related transactions as being part of a fraudulent conveyance; and

•	The accounts receivable sold to Certegy being less than $800,000.

      Certegy has agreed to indemnify us, subject to limitations, for any loss arising from:

•	Breaches of Certegy’s representations, warranties, covenants and agreements contained in the Asset Purchase Agreement or related agreements;

•	Liabilities assumed by Certegy to the extent the claim arises after the closing of the asset sale; and

•	The ownership or operation of the assets to be sold to Certegy after the closing of the asset sale.

      With specified exceptions, the representations and warranties of the parties will survive for a period of 180 days following the closing of the asset sale. In the absence of fraud, and except for non-monetary equitable relief, if the closing occurs, indemnification pursuant to the Asset Purchase Agreement is the sole and exclusive remedy of the parties for any breach of any representation or warranty. With certain exceptions, the cumulative indemnification of either party shall be limited to the amount of the purchase price placed into escrow.

      Of the $10.4 million purchase price, $800,000 will be deposited in escrow to cover any breaches of our representations and warranties to Certegy. If there has been no claim made against the escrowed funds, $400,000 shall be released to us 90 days after the closing and the remainder will be released to us 180 days after the closing. If a claim is asserted against the escrowed funds, the amount of any valid claim shall be deducted from the escrowed funds. The escrow will terminate upon the delivery of all amounts from the escrow.

Conditions to Closing

      The obligations of both us and Certegy to complete the asset sale are subject to the satisfaction of the following conditions on or before the closing of the asset sale, unless waived by the appropriate party:

•	The representations and warranties of the other party in the Asset Purchase Agreement and related agreements are true and correct in all material respects;

•	The other party has performed and complied with all required covenants and agreements in the Asset Purchase Agreement and related agreements;

•	There is no law or injunction prohibiting the completion of the asset sale and related transactions;

•	Each party has delivered the required closing documents to the other party, including an indemnification and escrow agreement; and

•	We have obtained shareholder approval of the asset sale and the Plan of Liquidation and Dissolution.

      In addition to the conditions described above, Certegy’s obligation to complete the asset sale is subject to the satisfaction of the following conditions on or before the closing of the asset sale, unless waived by Certegy:

•	There shall have been no material adverse change to the assets to be sold to Certegy or our business;

•	Certegy shall have received releases from our lenders and the holder of our Series B preferred stock;

•	We shall have obtained appropriate releases of all liens from our assets, except for permitted liens;

•	InterCept and Certegy shall have entered into an agreement to market, promote and otherwise distribute the electronic banking and related services offered by Certegy and its affiliates;

•	Netzee shall have used reasonable efforts to obtain certain changes to its insurance policies; and

•	We shall have delivered to Certegy all required consents.

      The parties’ obligations to complete the asset sale are subject to additional routine closing conditions as set forth in the Asset Purchase Agreement.

Employee Matters

      Prior to the closing of the asset sale, Certegy has agreed to offer employment to certain of our employees on terms that are reasonably comparable to the economic terms of those employees’ current employment with us.

Expenses

      Each party has agreed to pay its own expenses and costs incurred in connection with the asset sale.

Dissenters’ Rights

      Set forth below is a summary of the procedures relating to the exercise of dissenters’ rights under the Georgia Business Corporation Code (the “GBCC”). The following summary does not purport to be a complete statement of the provisions of Article 13 of the GBCC and is qualified in its entirety by reference to Appendix C hereto and to any amendment to such provisions as may be adopted after the date of this proxy statement. The provisions for exercising dissenters’ rights are complex and must be complied with precisely. Any Netzee shareholder intending to dissent from the proposed asset sale should consult carefully the text of Appendix C and is also advised to consult legal counsel.

      The GBCC provides dissenters’ rights for record shareholders of Netzee who object to the asset sale and meet the requisite statutory requirements contained in Article 13. Under these provisions, if you are a record shareholder and wish to exercise your dissenters’ rights, you must:

•	Deliver to Netzee before the vote on the asset sale is taken written notice of your intent to demand payment for your shares if the asset sale is completed; and

•	NOT sign and return a proxy in favor of the asset sale or vote your shares in favor of the asset sale in person at the Special Meeting.

      No later than 10 days after the asset sale is completed, we will send to all record shareholders who satisfy the above requirements a written notice that will (i) supply a form for demanding payment, (ii) state where the payment demand must be sent and where and when certificates for such shareholder’s shares must be deposited, (iii) set a date by which Netzee must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenters’ notice is mailed, and (iv) be accompanied by a copy of Article 13.

      A record shareholder who was sent a dissenters’ notice and who wishes to assert dissenters’ rights must demand payment and deposit certificates for such shares in accordance with the terms of the notice. If any such record shareholder shall have failed to perfect or shall have effectively withdrawn or lost his or her dissenters’ rights, such shareholder shall not be entitled to payment for his or her shares. Dissenting shareholders will retain the rights of a shareholder pending any liquidating distribution made with respect to their shares in accordance with the Plan of Liquidation and Dissolution.

      Within 10 days of the later of the date the asset sale is consummated or receipt of a payment demand, Netzee must offer to pay each dissenting shareholder who complied with the requirements of Article 13 the amount Netzee estimates to be the fair value of such shareholder’s shares of Netzee stock, plus interest accrued from the effective time of the asset sale to the date of payment. The offer for payment must be accompanied by certain financial information relating to Netzee, a statement of Netzee’s estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder’s right to demand payment under Article 13 and a copy of Article 13. Netzee must pay the amount stated in the offer of payment to each dissenting shareholder who, within 30 days after Netzee’s offer, agrees in writing to accept such payment in full satisfaction of his or her demand. A shareholder who does not respond to Netzee’s offer within such 30-day period will be deemed to have accepted the offer. If the dissenting shareholder accepts Netzee’s offer as described above or is deemed to have accepted such offer by failure to respond within such 30-day period, payment for his or her shares shall be made within 60 days after the making of the offer or the consummation of the asset sale, whichever is later. If the asset sale is not effected within 60 days after the date set for demanding payment and depositing certificates, Netzee will return the deposited certificates and, if the asset sale is subsequently effected, Netzee will deliver a new dissenters’ notice and repeat the payment demand procedure.

      A dissenting shareholder may notify Netzee in writing of his or her own estimate of the fair value of such shares and the amount of interest due, and demand payment of such estimate, if the dissenting shareholder believes that the amount offered by Netzee is less than the fair value of his or her shares or that the interest due is incorrectly calculated. A dissenting shareholder waives his or her right to demand payment as described in the preceding sentence and is deemed to have accepted Netzee’s offer unless he or she notifies Netzee of his demand in writing within 30 days after Netzee offered payment for his shares.

      If Netzee fails to make a payment offer within the required period, a dissenting shareholder may demand the financial information required to be included in a payment offer, which must be supplied by Netzee within 10 days of its receipt of written request therefor, and such shareholder may at any time, subject to the applicable statute of limitations, notify Netzee of such shareholder’s estimate of the fair value of his or her shares and interest due and make demand for payment thereof.

      If a demand for payment remains unsettled, Netzee shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Netzee does not commence the proceeding within the 60-day period, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

      A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in such shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies Netzee in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT.

PROPOSAL TWO — PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

      Under this proposal, shareholders are being asked to approve and adopt the Plan of Complete Liquidation and Dissolution and to approve the liquidation of our assets and our dissolution pursuant to the terms thereof. Under the Plan of Liquidation and Dissolution, the Company will file a Notice of Intent to Dissolve with the Georgia Secretary of State as soon as practicable after the Special Meeting. We will then proceed to wind up our affairs, attempt to convert all of our remaining assets into cash or cash equivalents, pay or adequately provide for the payment of all of our obligations and liabilities and distribute assets to our shareholders in accordance with the Plan of Liquidation and Dissolution, as described below. A copy of the Plan of Liquidation and Dissolution is attached as Appendix B to this proxy statement. We encourage you to read this document in its entirety.

Principal Provisions of the Plan of Liquidation and Dissolution

Dissolution and Liquidation Procedure

      If both the asset sale and the Plan of Liquidation and Dissolution are approved, as soon as practicable following the closing of the asset sale, we will file a Notice of Intent to Dissolve with the Georgia Secretary of State. After the Notice of Intent to Dissolve is filed, we will take the steps described below to wind up our affairs at such times and in such manner as our Board of Directors, in its discretion, deems appropriate or advisable.

Revocation of the Plan of Liquidation and Dissolution

      At any time prior to the filing of Articles of Dissolution with the Georgia Secretary of State as described below, our Board of Directors may, without further shareholder approval, decide to revoke the dissolution proceedings by delivering to the Georgia Secretary of State a Notice of Revocation of Intent to Dissolve. We may then carry on our business as if we had never begun dissolution proceedings. However, the Board of Directors has no present intention to revoke dissolution proceedings once commenced.

Conduct after Filing Notice of Intent to Dissolve

      After we file the Notice of Intent to Dissolve, we will not engage in any activities other than:

•	collecting our assets;

•	disposing of our properties;

•	paying, or making reasonable provision to pay, our liabilities;

•	distributing cash to shareholders in complete cancellation and redemption of our shares in the manner described in the Plan of Liquidation and Dissolution; and

•	taking other actions necessary to wind up our affairs.

      The Board of Directors and our executive officers will oversee our dissolution and liquidation.

Sale of Remaining Assets

      The Plan of Liquidation and Dissolution allows us to sell, exchange, or otherwise dispose of our remaining property and assets, if any, after completion of the asset sale. Any sales or dispositions may be on any terms and for such consideration as our Board of Directors deems appropriate.

Plan of Distribution

      We intend to allocate and distribute the proceeds of the asset sale, net of expenses associated with the asset sale, liquidation and dissolution, in accordance with a plan of distribution previously negotiated among us, our lenders, and the holder of our Series B preferred stock. This plan of distribution is set forth on Schedule A to the Plan of Liquidation and Dissolution. Under this plan of distribution, we intend to distribute the proceeds of the asset sale as described below:

•	At or promptly following the closing, we will pay our lenders, InterCept and Harland, approximately $2.3 million and $1.0 million, respectively. These amounts represent approximately 25% of the total outstanding amounts due to each of these lenders. At the same time, we will pay the sole holder of our Series B preferred stock approximately $2.1 million, which is approximately 25% of the liquidation preference to which these shares would otherwise be entitled.

•	Following the closing, we will pay or otherwise discharge all of our other known and undisputed liabilities as of the closing date.

•	Following the closing, we will also establish reserves and set aside amounts that our Board determines are appropriate and adequate to pay any disputed, contingent and unknown liabilities.

•	After we have paid or discharged our known and undisputed liabilities as described above, we intend to make a liquidating distribution to the holders of our common stock of up to $0.50 per share (except with respect to holders who have validly exercised and perfected their dissenters’ rights), which based upon 3,327,442 shares outstanding as of November 29, 2002, would be approximately $1.7 million in the aggregate; however, this amount may be reduced if claims are asserted against us prior to the making of such distribution.

Any amounts remaining after taking the foregoing steps and paying all of our expenses related to the asset sale and our liquidation and dissolution will be paid to our lenders and the holder of our Series B preferred stock.

Articles of Dissolution

      As soon as practicable after we have completed our liquidation in accordance with the Plan of Liquidation and Dissolution, we will execute and file with the Georgia Secretary of State Articles of Dissolution. Upon filing of the Articles of Dissolution, Netzee will cease to exist except for limited purposes specified in the Georgia Business Corporation Code.

Cessation of Trading of Our Common Stock

      At or around the time that we have completed our distribution of cash to our common shareholders, we will make the appropriate filings with the Securities and Exchange Commission to allow us to cease filing periodic and current reports and other information with the SEC. At the same time, we will also close our stock transfer books and prices of our common stock will cease to be reported on the OTC Bulletin Board.

Notice to Claimants; Potential Liability of Our Shareholders After Dissolution

      The Plan of Liquidation and Dissolution requires that we establish contingency reserves for disputed or unknown claims, contingencies and expenses. If we do not set aside enough cash and other assets in the reserve to satisfy all such liabilities that may arise, claims may be brought against us that we cannot pay. In addition, in certain circumstances, claims may be brought against us after our dissolution. In these instances, under Georgia law, our shareholders could be liable pro rata to successful claimants. However, in no event would a shareholder be liable for an amount greater than the shareholder received in any liquidating distribution.

      Immediately after filing and publishing our Notice of Intent to Dissolve, we will deliver to our known claimants a notice regarding our dissolution proceedings and instructions to deliver any claims to us by a deadline, which may not be less than six months from the date on which the known claimants are given notice. If our known claimants do not deliver their claims as instructed by the deadline, the claims will be barred. If they deliver their claims as instructed and we deny them, they will have one year to bring an action to enforce the claim.

      In addition, claimants that are not currently known to us, or that have claims that are contingent, may still bring claims against us in certain circumstances. We will include in our published Notice of Intent to Dissolve a request that all persons with claims against us contact us to submit their claims. Except for claims that are contingent when we file our Notice of Intent to Dissolve, existing claims will be barred unless a proceeding to enforce the claim is brought within two years of the publication date. Claims that are contingent when we file our Notice of Intent to Dissolve, or claims that arise after the filing of our Notice of Intent to Dissolve, will be barred if not brought within the later of two years of our filing of Articles of Dissolution or five years of publishing our Notice of Intent to Dissolve.

No Dissenters’ Rights

      Shareholders are not entitled to dissenters’ rights under Georgia law in connection with the Plan of Liquidation and Dissolution.

Material U.S. Federal Income Tax Consequences

      The following discussion summarizes the material U.S. federal income tax consequences to holders of our common stock as a result of our liquidation and dissolution pursuant to the Plan of Liquidation and Dissolution. This discussion is based on the Internal Revenue Code of 1986, as amended, treasury regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of our liquidation and dissolution. Shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences to shareholders that do not hold their stock as a capital asset. For purposes of this discussion, “shareholder” means:

•	a holder of our common stock;

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

      This discussion is for general information only and may not address all tax considerations that may be significant to a holder of our common stock. Each shareholder is urged to consult a tax advisor as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

Tax Consequences to U.S. Shareholders

      Upon liquidation, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to the shareholder, and (ii) the shareholder’s tax basis in his or her shares of our stock. The gain or loss will be a capital gain or loss, assuming our stock is held by the shareholder as a capital asset, and will be a long term capital gain or loss if the stock has been held for more than one year. Long-term capital gains realized by shareholders that are individuals are generally subject to a 20% maximum tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding

      Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and treasury regulations promulgated under the Internal Revenue Code, the shareholder may be subject to a 30% backup withholding tax with respect to any payments received pursuant to the liquidation. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that shareholder’s U.S. federal income tax liability.

      FOR THE REASONS DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN OF LIQUIDATION AND DISSOLUTION AND THE LIQUIDATION AND DISSOLUTION OF NETZEE AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF LIQUIDATION AND DISSOLUTION AND THE LIQUIDATION AND DISSOLUTION OF NETZEE.

BENEFICIAL OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth the number of shares and percentage of our common stock beneficially owned as of December 9, 2002 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and director nominee, individually, (iii) each of our executive officers, individually, and (iv) all our executive officers and directors as a group. As of December 9, 2002 there were 3,327,442 shares of our common stock issued and outstanding.

      A person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose of or to direct the disposition of a security. For purposes of this table, a person or group of persons is also deemed to have beneficial ownership of any shares that the person or group has the right to acquire within 60 days after December 9, 2002. The share amounts in the table below do not include shares underlying options that will vest and become exercisable if the asset sale is completed. Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner below is 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339.

	Number of Shares	Percentage
Name of Beneficial Owner	of Common Stock	Beneficially Owned

Certegy Inc.(1)	1,494,709	44.9%
11720 Amber Park Drive
Alpharetta, Georgia 30004
InterCept, Inc.(2)	944,709	28.4%
3150 Holcomb Bridge Road, Suite 200
Norcross, Georgia 30071
John H. Harland Company(3)	550,000	16.5%
2939 Miller Road
Decatur, Georgia 30035
Community Financial Services, Inc.	170,125	5.1%
2410 Paces Ferry Road
600 Paces Summit
Atlanta, Georgia 30339
Kurt Collins(4)	8,037	*
Donny R. Jackson(5)(6)	168,969	5.1%
Jarett J. Janik(7)	5,407	0.2%
Kevin R. Lee(8)	4,166	0.1%
Bruce P. Leonard(9)(10)	10,735	*
Brad Putnam(4)	6,250	*
All directors and executive officers as a group (6 persons)(11)	203,564	6.1%

*	Less than 1% of the outstanding shares of common stock.

(1)	An indirect, wholly-owned subsidiary of Certegy Inc. has the power to vote all shares of common stock owned by InterCept and Harland pursuant to the terms of voting agreements entered into between each of them and such entity. In accordance with the terms of each voting agreement, each of InterCept and Harland has delivered an irrevocable proxy to such entity to vote all such shares at the Special Meeting in favor of the asset sale and liquidation and dissolution of Netzee.

(2)	Based upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2002, as amended. Substantially all the assets of InterCept, including the 944,709 shares of our common stock beneficially owned by InterCept, serve as collateral to secure debt for money borrowed.

(3)	Includes 550,000 shares of common stock owned indirectly by Harland through wholly-owned subsidiaries.

(4)	Includes 6,250 shares underlying options that are exercisable within 60 days after December 9, 2002.

(5)	Excludes 944,709 shares held by InterCept as to which Mr. Jackson, a director of InterCept, disclaims beneficial ownership.

(6)	Includes 14,867 shares held indirectly through FDS, LLC, in which Mr. Jackson owns a 20% membership interest.

(7)	Includes 5,332 shares underlying options that are exercisable within 60 days after December 9, 2002.

(8)	Includes 4,166 shares underlying options that are exercisable within 60 days after December 9, 2002.

(9)	Includes 10,625 shares underlying options that are exercisable within 60 days after December 9, 2002.

(10)	Excludes 170,125 shares held by Community Financial Services, Inc. (“CFSI”), as to which Mr. Leonard, as President and Chief Executive Officer of CFSI, disclaims beneficial ownership.

(11)	Includes 32,623 shares underlying options that are exercisable within 60 days after December 9, 2002.

      Donny R. Jackson is a director and shareholder of InterCept, as well as our President, Chief Executive Officer and one of our directors. Bruce P. Leonard is the President and Chief Executive Officer of CFSI and is one of our directors.

OTHER MATTERS

      We have no knowledge of any other matters that may come before the Special Meeting and we do not intend to present any other matters. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof, the persons holding the proxies being solicited herewith will have the discretion to vote on such matters as they see fit.

      If you do not plan to attend the Special Meeting, in order that your shares may be represented, please complete the enclosed broker instruction card as instructed thereby, or sign, date and return your proxy promptly. In the event you are able to attend the special meeting, at your request, we will cancel any proxy executed by you.

By Order of the Board of Directors

JARETT J. JANIK

Vice President, Chief Financial Officer and Secretary

December 20, 2002

Atlanta, Georgia

APPENDIX A

ASSET PURCHASE AGREEMENT

between
DOWN ACQUISITION CORPORATION
and
NETZEE, INC.

A-i

A-ii

List of Schedules and Exhibits

Schedule	Description

4.1(a)(i)	Leased Real Property
4.1(a)(vi)	Purchased Assets, Including All Intellectual Property, Client Contracts and Material Business Contracts
4.1(b)(x)	Certain Retained Assets
4.3(b)	Accounts Receivable Certificate
6.1	List of Affiliates and Jurisdictions
6.3	Required Consents
6.4	Equipment and Tangible Personal Property
6.5	Intellectual Property Infringement, Licensing and Ownership Issues
6.6(a)	Contract Listing
6.6(b)	Material Business Contracts — Exceptions to Enforceability
6.7	Business Licenses
6.8(a)	Business Employees
6.10	Financial Information
6.12	Litigation; Governmental Orders
6.13	Compliance with Laws
6.14	Environmental Matters
6.15	Business Insurance Policies
6.16	Transactions with Affiliates
6.17(a)	Taxes
6.18	Certain Changes or Events
6.19	Affiliate Ownership of Assets
6.21	Accounts Receivable
6.22	Prepaid Subscriptions
6.23	Liabilities
6.25	Accounts and Lock Boxes
6.26	Projections
8.7	Identified Employees
8.15(b)	Plan of Liquidation and Dissolution

Exhibit	Description

Exhibit A	Wire Instructions for Netzee
Exhibit B	Indemnity Escrow Agreement

A-iii

ASSET PURCHASE AGREEMENT

      By this Asset Purchase Agreement, Down Acquisition Corporation (“Certegy”) and Netzee, Inc. (“Netzee”), agree as follows:

      1.     Introduction. Netzee desires to sell certain assets that it uses in connection with its Business, including the Material Business Contracts and the Software. Certegy desires to purchase, and Netzee desires to sell, certain of the assets owned, used or held for use by Netzee in connection with the Business and in connection therewith, Certegy has agreed to assume certain specifically identified liabilities of Netzee relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

      2.     Effective Date. This Agreement is made and entered on and is effective as of December 5, 2002 (“Effective Date”).

      3.     Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivable” shall mean all of Netzee’s rights in, to and under all purchase orders or receipts for goods or services as maintained in the books and records of Netzee in the ordinary course of business.

“Accounts Receivable Certificate” has the meaning set forth in Subsection 4.3(b).

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with, such Person; (ii) any other Person that beneficially owns ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of such Person or any of its Affiliates; or (iii) any director, partner, executive officer or manager of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement and all of its schedules and exhibits, as well as the Operative Agreements.

“Alternative Transaction” has the meaning set forth in Subsection 8.1(b).

“Assigned IP” has the meaning set forth in Subsection 4.1(a)(vi).

“Assumed Liabilities” has the meaning set forth in Subsection 4.2(a).

“Balance Sheet” has the meaning set forth in Subsection 6.10.

“Benefit Plan” means any Plan that is sponsored, maintained or contributed to or required to be contributed to by Netzee or to which Netzee is a party, or with respect to which Netzee has any other similar or comparable obligation or liability (fixed, contingent or otherwise), whether written or oral, for the benefit of any Business Employee.

“Bill of Sale and Assignment Agreement” has the meaning set forth in Subsection 9.1(viii).

“Business” means Netzee’s full-service Internet banking, online bill payment, cash management and other business lines, including the Material Business Contracts and the Software.

“Business Day” means any day other than Saturday, Sunday or any day on which any U.S. national banking association is required or authorized to be closed.

“Business Employees” has the meaning set forth in Subsection 6.8(b).

“Business Insurance Policies” has the meaning set forth in Subsection 6.15.

“Business Licenses” has the meaning set forth in Subsection 4.1(a)(iii).

“Cash Payment” has the meaning set forth in Subsection 4.3(a).

“Certegy” has the meaning set forth in the preamble to this Agreement.

“Certegy Indemnified Party” has the meaning set forth in Subsection 10.3.

“Claim” has the meaning set forth in Subsection 10.4.

“Client Contracts” means Netzee’s agreements to provide Business’ services to the customers identified in Schedule 4.1(a)(vi).

“Closing” has the meaning set forth in Subsection 5.1.

“Closing Cash Payment” has the meaning set forth in Subsection 5.3.

“Closing Date” has the meaning set forth in Subsection 5.1.

“Closing Date Accounts Receivable” has the meaning set forth in Subsection 4.3(b).

“Contract” means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

“Effective Date” has the meaning set forth in Section 2.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

“Environmental Law” means any applicable law, order, regulation, decree, permit, license, ordinance or other federal, state, county, provincial, local or foreign governmental requirements in effect as of the date hereof and/or the Closing Date relating to pollution, the protection of human health and the environment, or the Spill of any Hazardous Substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Subsection 4.1(b).

“Excluded Liabilities” has the meaning set forth in Subsection 4.2(b).

“Financial Information” has the meaning set forth in Subsection 6.10.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law.

“Identified Employees” has the meaning set forth in Subsection 8.7(a).

“Indemnified Party” has the meaning set forth in Subsection 10.4.

“Indemnifying Party” has the meaning set forth in Subsection 10.4.

“Indemnity Escrow Amount” has the meaning set forth in Subsection 5.3.

“Indemnity Escrow Agent” has the meaning set forth in Subsection 5.3.

“Indemnity Escrow Agreement” has the meaning set forth in Subsection 5.3.

“Independent Accounting Firm” means: (i) one of the nationally-recognized “big-four” public accounting firms mutually acceptable to Netzee and Certegy; or (ii) if Netzee and Certegy are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm.

“Intellectual Property” means any: (i) patents, patent applications, invention disclosures and any inventions and improvements described therein, whether patentable or unpatentable; (ii) Marks; (iii) copyrights and copyrightable works, and any registrations and applications for registration thereof; (iv) trade secrets, confidential business information, know-how, research and development information; (v) technical drawings, technical specifications, technical designs and technical data; (vi) software, software systems, databases and database systems, and documentation associated therewith; (vii) website applications and Internet web sites, including any domain names, URLs, hypertext markup language (“HTML”) files, graphics, text files and documentation associated with such website applications and Internet websites; (viii) licenses granting Netzee any rights with respect to any of the foregoing; and (ix) where appropriate, copies and tangible embodiments of any of the foregoing in an appropriate form or medium.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, any successor statute, and the rules and regulations promulgated thereunder.

“knowledge of Netzee” means the actual knowledge of either Donny R. Jackson, Jarett J. Janik, Kevin R. Lee, Mike Upton, Leslie Owen, Luke Balding, Jara Keskessa, Jim Averna, Tammy Martindale or Richard Campbell, or knowledge that either of them should have gained through the reasonable performance of their respective job functions.

“Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

“Leased Real Property” has the meaning set forth in Subsection 4.1(a)(i).

“Liability” means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including, without limitation, any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

“License” means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority or private organization.

“Losses” has the meaning set forth in Subsection 10.2.

“Marks” means all imprints, titles, names, trade name, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and any registrations and applications for registration thereof.

“Material Adverse Change” means any change in or effect on the Purchased Assets or the Business that is, individually or in the aggregate, materially adverse to the business, assets, operation, prospects, condition (financial or otherwise) or results of operations of the Business or the Purchased Assets; provided, however, that a Material Adverse Change shall not include any change in or effect to the extent that it results indirectly or directly from (i) the loss of any customer, the cancellation or termination of any Material Business Contract with any customer of Netzee, or any potential or threatened customer loss or cancellation or termination of such Material Business Contract where such loss or threatened loss, cancellation or termination (a) has been disclosed on Schedule 6.6(b) or (b) was directly or indirectly caused by any communication by or on behalf of Certegy, or any of its Affiliates, to such customer or other party to such Material Business Contract; (ii) any changes in Law; or (iii) any change in generally applicable economic, business or financial market conditions.

“Material Business Contracts” has the meaning set forth in Subsection 6.6(a).

“Netzee Indemnified Party” has the meaning set forth in Subsection 10.2.

“Netzee” has the meaning set forth in the preamble to this Agreement.

“Netzee Marks” means all Marks of Netzee used in connection with the Business including those names and logos set forth on Schedule 4.1(a)(vi).

“Nondisclosure Agreement” means the two (2) September 18, 2002 Confidentiality Agreements executed by Certegy and Netzee.

“Operating Software” means the processing software used by Netzee to operate and manage the Business, but excludes personal computer based software licensed to consumers and businesses to perform electronic banking and/or electronic bill payment transactions, and as more fully described in Schedule 4.1(a)(vi).

“Operative Agreements” means, collectively; (i) the Bill of Sale and Assignment Agreement; (ii) all transfer documents described in Subsection 9.1(v); (iii) the instruments effecting the assumption by Certegy of the Assumed Liabilities as described in Subsection 9.2(v); and (iv) a mutually acceptable voting agreement among Certegy, John H. Harland Company, InterCept, Inc. and the owner of all shares of Series B 8% Convertible Preferred Stock of Netzee concerning the approval of the transactions contemplated by this Agreement and the other Operative Agreements.

“Permitted Encumbrances” means: (i) Encumbrances for mechanics’ and materialmen’s liens and workmen’s, repairmen’s, warehousemen’s, landlord’s, laborer’s and carriers’ liens arising in the ordinary course of business, the obligations of which are not overdue or otherwise delinquent; and (ii) Encumbrances for Taxes not yet due and payable or being contested in good faith (it being understood that all Tax Liabilities of Netzee are Excluded Liabilities).

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company or partnership, association, trust, unincorporated organization or other entity.

“Plan” means any deferred compensation, bonus or other incentive compensation plan, program, agreement or arrangement; any severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); any profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); any employment, termination or severance agreement or arrangement; and any other employee benefit plan, fund, program, agreement or arrangement.

“Purchase Price” has the meaning set forth in Subsection 4.3(a).

“Purchased Assets” has the meaning set forth in Subsection 4.1(a).

“Real Property Lease” has the meaning set forth in Subsection 4.1(a)(i).

“SEC” has the meaning set forth in Subsection 8.16.

“Software” means Netzee’s proprietary software and website applications used to operate the Business as more fully described in Schedule 4.1(a)(vi).

“Spill” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Stub Statements” has the meaning set forth in Subsection 6.10.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are: (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity; or (ii) generally entitled to share in the profits or capital of such legal entity.

“Tax” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to or additional amounts imposed by, any Governmental Authority with respect thereto.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

“Termination Date” has the meaning set forth in Subsection 11.1.

“Transferred Employees” has the meaning set forth in Subsection 8.7.

      Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references in this Agreement to “Sections,” “Subsections” and other subdivisions without reference to a document are to the specified Sections, Subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to the subsection contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or Subsection; and (iv) the words “include,” “includes” and “including” are to be read as being followed by the phrase “without limitation.” All accounting terms used in this Agreement that are not expressly defined shall have the meanings given to them under GAAP. All references to dollars or “$” shall mean United States dollars.

      4.     Purchase and Sale.

      4.1     Purchase and Sale of Purchased Assets.

(a) Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing Certegy shall purchase from Netzee, and Netzee shall irrevocably sell, convey, transfer, assign and deliver to Certegy, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Netzee in and to all of Netzee’s tangible and intangible rights, properties and assets of every kind, nature and description, wherever located, whether arising by contract, law or otherwise that relate to the Business except for the Excluded Assets (collectively, “Purchased Assets”), including without limitation the following assets of Netzee relating to the Business (except for the Excluded Assets): (i) all rights under the lease of real property (“Real Property Lease”), as more fully described in Schedule 4.1(a)(i), as to which Netzee is the lessee (“Leased Real Property”), together with any leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits and profits appurtenant or related to such lease; (ii) all tangible assets including machinery, equipment, furniture, office equipment, fixtures, computer equipment (including all hardware and software, but subject, in the case of software, to any restrictions by the vendor or licensor on the assignment thereof), facsimile machines, copying machines, communications equipment, vehicles and spare and replacement parts, as more fully described in Schedule 6.4; (iii) all Licenses issued to or possessed by Netzee or required for the operation of the Business or use of the Purchased Assets that are not, by Law or their terms, unassignable by Netzee to Certegy, and all rights thereunder (each, a “Business License” and, collectively, the “Business Licenses”); (iv) all of

Netzee’s rights in, to and under the Material Business Contracts; (v) all marketing, sales and promotional literature, market research studies, subscriber research, books, operating manuals, databases, customer and supplier lists and files, including customer lists, documents and records relating to past, present and prospective subscribers, such lists to be in both printed form and computer media; (vi) all Intellectual Property owned by Netzee and used in the Business (including the Software set forth in Schedule 4.1(a)(vi)), and all goodwill associated therewith, rights thereunder, remedies against infringements thereof, and rights under applicable Laws of all jurisdictions (“Assigned IP”), except that each of Netzee and its applicable Subsidiaries shall, for a period of one hundred eighty (180) days following the Closing Date, be permitted to continue to use the word “Netzee” (and its derivatives) in or as its legal corporate name to undertake any acts or activities in connection with the liquidation and dissolution of Netzee and its Subsidiaries; (vii) all accounts, accounts receivable and notes receivable of Netzee relating to the Business, (including any collateral or security held by Netzee for the payment thereof and accrued but unpaid interest thereon); (viii) all prepaid expenses and charges paid by Netzee prior to the Closing Date and pertaining to periods after the Closing Date; (ix) all of Netzee’s rights, claims, credits, causes of action or rights of set-off against third parties, including claims pursuant to all warranties, awards, advances, bonds, deposits, retentions, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with the Purchased Assets but not, in any event claims under the Business Insurance Policies or any Contracts not included in the Purchased Assets; (x) all claims, rights and choses in action of Netzee against any Person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent relating to the Purchased Assets and/or the Material Business Contracts; (xi) all accepted bids, work in process and outstanding proposals; (xii) all goodwill associated with Netzee, the Business or the Purchased Assets; (xiii) the Software, in both electronic and paper form, and all rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the applicable Laws of all jurisdictions; and (xiv) all reference materials used in connection with the Software.

(b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include the following assets of Netzee (collectively, the “Excluded Assets”): (i) all cash, restricted cash, cash equivalents and securities of Netzee; (ii) all bank and other depository accounts of Netzee (excluding any client trust accounts used in connection with the operation of Netzee’s electronic bill payment business), and all books, records, stock books, share records, shareholder agreements, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, Tax Returns, corporate or organizational records, and minute books of Netzee and its Subsidiaries; (iii) refunds of Taxes and Tax loss carry forwards; (iv) all Business Insurance Policies or other insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and any claims made under any such insurance policies (other than “occurrence” based claims which are subject to Subsection 8.9 hereof); (v) all rights in any assets associated with or allocated to the Benefit Plans; (vi) all rights of Netzee under this Agreement, the Purchase Price, or any agreement, certificate, instrument or other document executed and delivered by Certegy in connection with the transactions contemplated by this Agreement; and (vii) the right, for a period of one hundred eighty (180) days following the Closing, of each of Netzee and its applicable Subsidiaries to continue to use the word “Netzee” (and its derivatives) in or as its legal corporate name to undertake any acts or activities in connection with the liquidation and dissolution of Netzee and its Subsidiaries; (viii) claims under the Business Insurance Policies or any Contracts not included in the Purchased Assets; (ix) all claims, rights and choses in action of Netzee against any Person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent that do not relate to the Purchased Assets and/or the Material Business Contracts; and (x) those assets specifically identified in Schedule 4.1(b)(x) which are needed for the dissolution and liquidation of Netzee after the Closing.

      4.2     Assumption of Liabilities.

(a) Assumption. Subject to the terms and conditions set forth in this Agreement, at the Closing Certegy shall assume from Netzee and agree to pay when due, perform and discharge in accordance with the terms thereof, the following Liabilities of Netzee existing at Closing to the extent that they relate to the Business or the Purchased Assets (collectively, the “Assumed Liabilities”): (i) all Liabilities of Netzee arising after the Closing Date under: (A) the Material Business Contracts; or (B) Contracts not required to be listed on Schedule 6.6(a) entered into by Netzee after the Effective Date of this Agreement; except to the extent those Liabilities should have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any breach or default by Netzee; and (ii) all obligations to fulfill unfulfilled terms of the Client Contracts outstanding on the Closing Date. It is understood and agreed that nothing in this Subsection 4.2(a) shall constitute a waiver or release of any claims arising out of the contractual relationships between Netzee and Certegy.

(b) Excluded Liabilities. Except for the Assumed Liabilities specifically identified in this Agreement, Certegy shall not assume or in any way be responsible for any Liabilities of Netzee or its Affiliates relating to or arising out of the operation of the Business or the ownership of the Purchased Assets on or prior to the Closing Date (whether or not disclosed on a schedule), and Netzee shall indemnify Certegy from and against all such Liabilities. Without limiting the foregoing sentence, and notwithstanding anything in Subsection 4.2(a) to the contrary, the Assumed Liabilities shall not include, and Certegy shall not assume, any of the following Liabilities (collectively, “Excluded Liabilities”) of Netzee or its Affiliates relating to or arising out of the operation of the Business or the ownership of the Purchased Assets on or prior to the Closing Date, including those that relate to or arise out of: (i) any of the Excluded Assets; (ii) Taxes of any nature, other than transfer Taxes as described in Subsection 8.6; (iii) any Liabilities or responsibilities relating to the employment or termination of employment by Netzee or its Affiliates of any Person attributable to any action or inaction by Netzee or its Affiliates on or prior to the Closing Date, including with respect to any Benefit Plan or arrangement of Netzee or its Affiliates, or any severance retention, stay bonus or similar obligations owed by Netzee or its Affiliates to any Person (including the Transferred Employees), subject to Subsection 8.7; (iv) any Liability of Netzee in connection with this Agreement or any Operative Agreement for legal, accounting or broker’s fees, Taxes (other than as set forth in Subsection 8.6) or other transaction costs incurred by Netzee or its Affiliates in connection with this Agreement or the consummation of the transactions contemplated by this Agreement; (v) any Liability owed by Netzee to any shareholder or former shareholder of Netzee or to any Affiliate or former Affiliate of Netzee; (vi) any Liability relating to Netzee’s bank accounts that accrued or relate to events that occur prior to the Closing Date; (vii) any Liabilities resulting from any Action (whether or not pending or threatened on the date hereof and whether or not disclosed on any schedule), including but not limited to any claim related to noncompliance by Netzee with any applicable Law or the failure of Netzee to comply with or the breach of or default by Netzee under any Contract; (viii) any Liabilities for indebtedness of borrowed money, letters of credit, capital leases or installment purchases; (ix) any Liabilities relating to the Business, the Purchased Assets or Netzee under any applicable Environmental Law with respect to the time period prior to the Closing Date; and (x) any other Liabilities not expressly assumed by Certegy in this Agreement.

      4.3     Consideration for Purchased Assets.

(a) Consideration. Subject to Subsection 4.3(b), the purchase price (“Purchase Price”) for the Purchased Assets shall be: (i) ten million, four hundred thousand dollars ($10,400,000.00) in cash, subject to adjustment as provided in Subsection 4.3(b) (“Cash Payment”); and (ii) the assumption by Certegy of Assumed Liabilities pursuant to Subsection 4.2.

(b) Accounts Receivable Adjustment. On the Closing Date, Netzee shall execute and deliver to Certegy a certificate (“Accounts Receivable Certificate”) in the form attached to this Agreement as

Schedule 4.3(b). The Accounts Receivable Certificate shall set forth the total outstanding balance of all Accounts Receivable in existence for the Business as of the Closing Date (“Closing Date Accounts Receivable”) and the name of the account debtor thereon. If the Closing Date Accounts Receivable are less than eight hundred thousand dollars ($800,000.00), the Purchase Price shall be reduced, dollar for dollar, by the amount by which the Closing Date Accounts Receivable are less than eight hundred thousand dollars ($800,000.00). If the Closing Date Accounts Receivable are equal to or greater than eight hundred thousand dollars ($800,000.00) there shall be no upwards adjustment of the Purchase Price.

(c) Allocation of Purchase Price. The Purchase Price will be allocated by the parties in writing, through arm’s-length negotiation, prior to Closing and will properly reflect the fair market value of the Purchased Assets. The allocations under this subsection will be binding on all parties for all tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by each party on its respective tax returns.

      5.     Closing.

      5.1     Time and Place. The consummation of the transactions contemplated by this Agreement shall take place at a closing (“Closing”) at the offices of Netzee, 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339, to be held on the third Business Day after satisfaction and fulfillment or, if possible, of the conditions set forth in Section 9 pursuant to the terms thereof (other than those conditions to be satisfied simultaneously at the Closing), but, in any event, on or prior to January 15, 2003 unless another time, date or place is mutually agreed upon in writing by Netzee and Certegy. The date of the Closing is referred to as the “Closing Date.”

      5.2     Closing Deliveries of Netzee. At the Closing, upon satisfaction or waiver of the conditions set forth in Subsection 9.2, Netzee shall deliver, or cause to be delivered, to Certegy each of the instruments, certificates and other documents set forth in Subsection 9.2.

      5.3     Closing Deliveries of Certegy. At the Closing, upon satisfaction or waiver of the conditions set forth in Subsection 9.1, Certegy shall pay and deliver, or cause to be paid and delivered, to Netzee: (i) nine million six hundred thousand dollars ($9,600,000.00) of the Cash Payment (“Closing Cash Payment”) by wire transfer of immediately available funds to a bank account of Netzee, the instructions for which are attached as Exhibit A; (ii) eight hundred thousand dollars ($800,000.00), representing the balance of the Cash Payment, (“Indemnity Escrow Amount”) by wire transfer of immediately available funds to a separate, segregated account of a financial institution selected by Certegy (“Indemnity Escrow Agent”), the wire transfer instructions for which shall be set forth in an indemnity escrow agreement by and among Certegy, Netzee and the Escrow Agent in the form attached as Exhibit B (“Indemnity Escrow Agreement”) (The Indemnity Escrow Amount shall be held and disbursed by the Indemnity Escrow Agent as provided in the Indemnity Escrow Agreement): and (iii) deliver, or cause to be delivered, to Netzee each of the instruments, certificates and other documents set forth in Subsection 9.1.

      6.     Representations and Warranties of Netzee. Netzee represents and warrants to Certegy that each of the following is true and correct:

      6.1     Organization. Netzee is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, with all requisite corporate authority to own, operate or lease the Purchased Assets as they are now owned, operated or leased, and to conduct the Business as presently conducted. Netzee has furnished to Certegy true and complete copies of its Articles of Incorporation and Bylaws, updated copies of each to be provided to Certegy by Netzee if amended prior to the Closing Date. Schedule 6.1 sets forth a complete and accurate list of all of Netzee’s Subsidiaries and all jurisdictions in which Netzee or its Subsidiaries are qualified as foreign corporations. Netzee is not required to so qualify in any jurisdiction other than those listed in Schedule 6.1, except where any failure to so qualify would have an adverse affect on Certegy or the Purchased Assets.

      6.2     Authority. Netzee has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements, to perform its obligations under this Agreement and the

Operative Agreements, and, subject to obtaining the approval of Netzee’s shareholders, to consummate the transactions contemplated by this Agreement and the Operative Agreements. The execution and delivery by Netzee of this Agreement and the Operative Agreements, the performance by Netzee of its obligations under this Agreement and the Operative Agreements and the consummation by Netzee of the transactions contemplated by this Agreement and the Operative Agreements have been duly authorized by the Board of Directors of Netzee in accordance with the Articles of Incorporation and Bylaws of Netzee. This Agreement has been, and the Operative Agreements shall be, duly executed and delivered by Netzee. This Agreement constitutes, and each of the Operative Agreements to which Netzee is a party when so executed and delivered will constitute, a legal, valid and binding obligation of Netzee, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws that affect the enforcement of creditor’s rights against Netzee generally or general principles of equity, whether considered in a proceeding at law or in equity.

      6.3     Required Consents. Except for the consents specified on Schedule 6.3, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental Authority or other Person or any party to a Material Business Contract or other Contract which will be an Assumed Liability, is required on the part of Netzee for or in connection with the execution, delivery or performance of this Agreement or the Operative Agreements or to the knowledge of Netzee, the conduct of the Business by Certegy after the Closing, or to prevent a default under any Contract. Netzee has no reason to believe that any of the required consents and approvals will not be obtained. Subject to obtaining the consents specified on Schedule 6.3, and except for material defaults which have been waived or which are cured or rendered moot by payment or discharge of the obligation at Closing, the execution, delivery and performance of this Agreement and the other instruments and agreements contemplated by this Agreement by Netzee will not result in any violation of, be in conflict with, or constitute a default (with or without the giving of notice and/or passage of time) under, any Articles of Incorporation, bylaw, License, Law, Contract, or Governmental Order to which Netzee is a party or by which Netzee is bound.

      6.4     Equipment and Tangible Property. Schedule 6.4 contains a list of all equipment and tangible personal property (except for non-capitalized leased equipment) of Netzee included in the Purchased Assets with a value in excess of one thousand dollars ($1,000.00). All such property is adequate and usable for the purpose for which it is currently used.

      6.5     Intellectual Property and Proprietary Rights. Schedule 4.1(a)(vi) contains a complete and accurate list of all Intellectual Property owned by Netzee that is used in the Business, and all such Intellectual Property is included in the Assigned IP and the Purchased Assets. Other than as listed in Schedule 6.5 and expiration by operation of Law, there is no reasonably foreseeable or threatened expiration of any Assigned IP. Netzee has taken commercially reasonable and appropriate actions to maintain and protect against known or suspected infringements of the Assigned IP. Netzee has title to, or valid and continuing licenses to use, all Assigned IP. As of Closing, Netzee assigns all ownership in the Assigned IP to Certegy. Except as set forth in Schedule 6.5, none of the Assigned IP is subject to any Encumbrances. The Assigned IP includes all of the proprietary rights necessary to conduct the Business as currently conducted. Except as set forth in Schedule 6.5, the use of the Assigned IP in the Business does not infringe upon the proprietary rights of any Person and there are no present or, to Netzee’s knowledge, threatened Actions relating to the Assigned IP by any Person. Except as set forth in Schedule 6.5, there are no pending, or to Netzee’s knowledge, threatened proceedings or litigation or other adverse claims by any Person against Netzee relating to its ownership or use of any Assigned IP. Except as listed on Schedule 6.5, no Person has or is materially infringing or diluting any of Netzee’s rights in or to the Assigned IP. Except as set forth on Schedule 6.5, none of the Netzee Marks included in the Purchased Assets has been abandoned, and the Netzee Marks and copyrights included in the Purchased Assets are not subject to any outstanding Governmental Order, written restriction or agreement restricting their scope of use. Each of the registered Netzee Marks and copyrights set forth in Schedule 4.1(a)(vi) were duly registered, and such registrations will remain in full force and effect as of the Closing. Except as set forth on Schedule 6.5, Netzee has not granted any license (other than such licenses and permissions for one-time or limited use granted in the ordinary course of business) to any Person to use any of the Assigned IP. Except as set forth in Schedule 6.5, no Assigned IP is subject to any transfer, assignment, or site limitations. All Assigned IP includes, to the extent applicable, the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), techniques, tools, and higher level or “proprietary” language used for development, maintenance, implementation and/or use, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions. There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Assigned IP by any Person other than as disclosed in Schedule 4.1(a)(vi). All employees, agents, consultants or contractors who contributed to or participated in the creation or development of any of the Assigned IP: (i) are a party to a “work-for-hire” agreement under which Netzee or its predecessor in interest is deemed to be the original owner/author of all property rights therein; or (ii) have executed an assignment or an agreement to assign to Netzee or its predecessor in interest all right, title and interest in such material.

      6.6     Material Business Contracts.

(a) Schedule 4.1(a)(vi) contains a complete and accurate list of all Contracts of Netzee to be assigned to, or assumed by, Certegy that relate to the Business, including all Client Contracts and Real Property Leases, (each, a “Material Business Contract” and, collectively, the “Material Business Contracts”). Other than as disclosed by Netzee in any public filings made to the SEC, Schedule 6.6(a) contains a complete and accurate list of the following Contracts that relate to the Business: (i) Real Property Leases; (ii) Contracts with respect to which Netzee has any Liability that equals or exceeds ten thousand dollars ($10,000.00), contingent or otherwise, or which may extend for a term of greater than one (1) year after the Closing Date; (iii) Contracts with any Person which purport to restrict the business activities of Netzee, restrict the use of the Business’s information or restrict the use of the Software in any location, including any covenant not to compete or any Contracts imposing exclusive dealing obligations; (iv) employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and agreements; (v) agreements under which Netzee is obligated to indemnify or hold harmless, or entitled to indemnification from, any other Person, or agreements under which Netzee is obligated to pay liquidated damages; (vi) Contracts under which the amount payable by Netzee is dependent on the revenues or income or similar measure of the Business, or in which Netzee is obligated to pay royalties, commissions or similar payments to any person or entity; (vii) pledges, security agreements, sale/leaseback arrangements and equipment leases; (viii) material license and other similar arrangements where Netzee is either licensee or licensor with respect to any Proprietary Rights, the Software or any Business’s databases; (ix) Contracts to which Netzee is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing, if any of the foregoing has or could create a security interest, lien or other encumbrance on the Purchased Assets; (x) joint venture, strategic alliance, partnership or other similar agreements; (xi) any Contracts relating to the lease, license or rental of any data, information or lists, whether Netzee is the provider or consumer of such information; (xii) to the extent not already specifically listed, any other Contract or agreement material to Netzee or the Business; (xiii) the forms of Netzee’s standard form service agreement and a complete and accurate list of all clients that are a party to such agreements; (xiv) all Client Contracts; and (xv) all material agreements with suppliers, vendors, manufacturers, contractors and other third parties in connection with the Business. Schedule 6.6(a) includes with respect to each Material Business Contract, the names of the parties, the date thereof (to the extent readily available to Netzee), and the title or other general description of the Agreement. Netzee has furnished Certegy with copies of all Material Business Contracts (or written summaries, in the case of Material Business Contracts that are oral) and any further information that Certegy has reasonably requested in connection therewith.

(b) Except as set forth in Schedule 6.6(b): (i) each Material Business Contract represents a valid, binding and enforceable obligation of Netzee in accordance with the respective terms thereof and, to the knowledge of Netzee, represents a valid, binding and enforceable obligation of each of the other parties thereto; (ii) there have been no amendments, modifications or supplemental arrangements to or in respect of any Material Business Contract; (iii) with respect to each Client Contract, there are no Client Contracts that materially vary from the master form or forms provided to Certegy; and (iv) there is no event which has occurred or an existing condition (including the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement) that constitutes or that, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Material Business Contract by Netzee, or would cause the acceleration of any obligation of Netzee, give rise to any right of termination or cancellation by any party other than Netzee, or cause the creation of any Encumbrance on any of the Purchased Assets. To the knowledge of Netzee there is no reason to expect that a party to a Material Business Contract will not fulfill its obligations thereunder in all material respects after the Closing.

      6.7     Business Licenses. Netzee owns or possesses all right, title and interest in and to all Business Licenses which are necessary as of the Effective Date to conduct the Business as currently conducted. Schedule 6.7 contains a list of all Business Licenses. All such Business Licenses are in full force and effect, and Netzee is not in material violation of the terms of any such Business License. No loss or expiration of any such Business License is pending or, to the knowledge of Netzee, threatened.

      6.8     Business Employees.

(a) Schedule 6.8(a) lists all employees of Netzee who, as of the Effective Date, have employment duties primarily related to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, short-term disability or long-term disability, and indicating date and location of employment, current title, compensation, and other benefits accrued as of a recent date. To Netzee’s knowledge, no employee of Netzee is obligated under any Contract, or subject to any Governmental Order, that would interfere with that employee’s duties to Netzee or Certegy (if such employee is a Transferred Employee) or that would conflict or interfere with the Business.

(b) None of the Transferred Employees is or has been covered by union or collective bargaining agreements or are represented by a labor organization with respect to their employment by Netzee. There are no existing, pending or threatened strikes, work stoppages or lockouts related to the Transferred Employees. There are no union organizational campaigns in progress with respect to the Transferred Employees or any questions concerning representation with respect to such Transferred Employees. There are no unfair labor practice charges or complaints pending or threatened against Netzee with the National Labor Relations Board. Netzee complies in all material respects with all applicable Laws regarding employment and employment practices.

      6.9     Employee Benefit Plans. No Netzee Benefit Plan is or has ever been subject to Title IV of ERISA. Netzee does not and will not have any liability under or with respect to any Benefit Plan that would (i) impose a lien on the Purchased Assets on or after the Closing Date, or (ii) affect Certegy’s right, title or interest in the Purchased Assets on and after the Closing Date.

      6.10     Financial Information. Set forth as Schedule 6.10 are (i) the consolidated balance sheets, statements of income and statements of cash flows of Netzee and its Subsidiaries as of and for each of the years ended December 31, 2000 and December 31, 2001, as audited by Arthur Andersen LLP (collectively, the “Year-End Statements”); (ii) the unaudited consolidated statements of income of Netzee and its Subsidiaries as of and for the ten (10) month period ended October 31, 2002 (“Stub Statements”), and an unaudited consolidated balance sheet for Netzee and its Subsidiaries as of October 31, 2002 (“Balance Sheet”) and together with all of the foregoing financial information, collectively, the “Financial Information”). The Financial Information has been prepared from books and records maintained by Netzee consistent with past practice and in accordance with GAAP, except that: (i) footnotes have been omitted from the Stub Statements; (ii) software capitalization for the month ended October 31 2002 has not been recorded; and (iii) the Stub Statements are subject to normal year-end adjustments, accruals and cut-offs which, except as set forth in Schedule 6.10, are not material in the aggregate. Each of the Year-End Statements and the Stub Statements fairly present in all material respects the financial condition of Netzee and its consolidated Subsidiaries at the respective dates thereof and the results of operations of Netzee and its consolidated Subsidiaries for the years ended December 31, 2000 and December 31, 2001, and for the ten (10) month period ended October 31, 2002, respectively, all in accordance with GAAP as described in the Year-End Statements.

      6.11     Real Property. The Purchased Assets do not include any owned real property. Schedule 4.1(a)(i) sets forth each interest in real property leased or subleased by Netzee and used in the Business. Copies of each Real Property Lease listed in Schedule 4.1(a)(i) have been delivered to Certegy. With respect to each such lease or sublease, Netzee is the sole tenant for the space leased or subleased and does not share with or sublet to any other Person any such space. Netzee is not in default under any such lease or sublease and has not been informed that the lessor or sublessor, as the case may be, under any of the leases or subleases has taken action or threatened to terminate the lease or sublease before the expiration date specified in the lease or sublease.

      6.12     Litigation; Governmental Orders. Except as set forth in Schedule 6.12, there are no, and since January 1, 2000 there have not been any, pending or, to the knowledge of Netzee, threatened Actions (or any basis therefor) by any Person or Governmental Authority against or relating to Netzee or the Business or to which any of the Purchased Assets are subject, or against any Affiliate, director or executive officer of Netzee with respect to the Business or the Purchased Assets. Except as set forth in Schedule 6.12, Netzee is not subject to or bound by any Governmental Order relating to the Business or the Purchased Assets. No director, executive officer or Affiliate of Netzee is subject to or bound by any Governmental Order which relates to the affairs of the Business. Except as set forth in Schedule 6.12, there are no facts or circumstances that may result in the institution of any Action involving or affecting Netzee, or the transactions contemplated by this Agreement and the Operative Agreements. Except as set forth on Schedule 6.12, there is no Action by Netzee pending or threatened against others.

      6.13     Compliance with Laws. Except as set forth on Schedule 6.13, Netzee has complied in all material respects with all applicable Laws and all Governmental Orders applicable to it and Netzee has not received any claim or notice that it is not in compliance with any such Law or Governmental Order.

      6.14     Environmental Matters. Except as disclosed in Schedule 6.14: (i) the use by Netzee of the Leased Real Property, the occupancy and operation thereof, and the conduct of Netzee’s operations are in compliance in all material respects with all Environmental Laws; (ii) Netzee has obtained all Licenses, kept all records and made all filings required by applicable Environmental Laws with respect to a Spill of a Hazardous Substance; (iii) Netzee has never knowingly permitted the Spill of a Hazardous Substance on the Leased Real Property nor is there, to Netzee’s knowledge, a basis for any Action by any Person or Governmental Authority alleging a violation of or Liability under any Environmental Law; (iv) Netzee has not received any notice from any Governmental Authority concerning the violation or alleged violation of any Environmental Law; and (v) Netzee has not transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the Business that has resulted in a Liability or is reasonably likely to lead to any Liability to Netzee under applicable Environmental Laws.

      6.15     Insurance. Netzee maintains insurance on the Purchased Assets and the Business, covering such risks, in such amounts, with such terms and with such insurers as Netzee has determined is appropriate in light of the Business (“Business Insurance Policies”). Schedule 6.15 contains a list and brief description of all Business Insurance Policies or binders of insurance held by or on behalf of Netzee that provide coverage for any of the Purchased Assets or assets used in connection with the Business (in each case specifying the insurer, the amount of coverage, and the type of insurance). All premiums due under the Business Insurance Policies have been paid and Netzee is not in any material default under or in material breach of its obligations under any of the Business Insurance Policies.

      6.16     Transactions with Affiliates. Except as set forth in Schedule 6.16 or as reported in Netzee’s filings with the SEC, no Affiliate of Netzee (a) has an outstanding loan of money from or to Netzee; (b) has any interest in any of the Purchased Assets; (c) provides any services to Netzee; (d) is a party with Netzee to any Contract which relates to the Business or the Purchased Assets; or (e) competes with the Business.

      6.17     Taxes.

(a) Except as set forth in Schedule 6.17(a), all Tax Returns required to be filed by or on behalf of Netzee have been duly filed on a timely basis. All copies of such Tax Returns that have been provided to Purchaser are true and correct. Except as set forth in Schedule 6.17(a), all Taxes owed by Netzee for or with respect to any taxable period or partial taxable period of Netzee ending on or before the Closing Date have been paid or will be timely paid by Netzee prior to the Closing to the extent due. Certegy has been supplied with true and complete copies of each Tax Return of Netzee based on income filed for the last three (3) taxable years. Netzee: (i) has never been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open; (ii) has never extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open; (iii) is not, contractually or otherwise, liable for the Taxes of any other Person (other than Taxes arising in the ordinary course of business); (iv) is not a “consenting corporation” under Section 341(f) of the Code; (v) has not agreed to nor is required to make any adjustment under Code Section 481(a) or 263A (in each case as a result of any examination by a taxing authority); (vi) has never made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code; (vii) is not a party to any allocation or sharing agreement with respect to Taxes; and (viii) is a “United States person” as such term is used in Code Section 1445.

(b) No property used by Netzee is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the Purchased Assets secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(c) There are no security interests in any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

      6.18     Absence of Changes or Events. Except as set forth in Schedule 6.18, Netzee has operated the Business only in the usual and ordinary course since November 1, 2002, and since November 1, 2002 there has not been: (i) any event, circumstance or condition which has had or which would reasonably be expected to have a Material Adverse Change in the Purchased Assets or the Business prior to the Closing; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, which individually or in the aggregate exceeds twenty-five thousand dollars ($25,000.00); (iii) any acquisition or sale, transfer or other disposition of assets other than in the ordinary course of business consistent with past practice or any Encumbrances placed upon any assets of Netzee; (iv) any increase in compensation of any Transferred Employees except in the usual and ordinary course of business; and (v) except as expressly contemplated by this Agreement, any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by Netzee, which is material to the Business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business consistent with past practices. Except as disclosed in Schedule 6.18, since November 1, 2002, Netzee has not taken any action that would have been prohibited under Subsection 8.1 of this Agreement had this Agreement been in effect.

      6.19     Sufficiency of Assets. The Purchased Assets include all assets necessary for the conduct of the Business and are adequate to conduct the operations of the Business as currently conducted. The Material Business Contracts include all Contracts necessary for the conduct of the Business. Except as set forth in Schedule 6.19, Netzee has title to or a valid leasehold or license interest in each item of personal property used by it in the Business and included in the Purchased Assets free and clear of any Encumbrances other than Permitted Encumbrances. The consummation of the Transactions contemplated by the Agreement and the Operative Agreements will not impair the ability of Certegy to use the Purchased Assets. Without limiting the foregoing, and except as disclosed on Schedule 6.19, no assets used in the Business are owned by any Affiliates of Netzee. Netzee’s current ownership, use and/or occupancy of the Purchased Assets does not violate any instrument, agreement, restriction or Law affecting the Purchased Assets.

      6.20     Brokers. Except for Jeffrey P. John, CFA (whose fees shall be paid by Netzee), no finder, broker, or financial advisor has acted on behalf of Netzee in connection with the negotiation or consummation of this Agreement or the transactions contemplated herein.

      6.21     Accounts Receivable. The accounts receivable (net of any reserves) of Netzee as reflected in the Financial Information are, and the accounts receivable (net of any reserves) of Netzee as reflected in the Accounts Receivable Certificate will be, valid and enforceable claims, subject to no set-off or counterclaim. All such accounts receivable represent monies due for services rendered or goods sold and delivered in bona fide transactions in the ordinary course of business. Schedule 6.21 contains a complete and accurate list of all accounts receivable as of the date of the Stub Statement.

      6.22     Prepaid Subscriptions. Schedule 6.22 is a list, as of the date of the Stub Statement, of the outstanding prepaid subscription payments relating to the Business, the dollar amount of services to be performed, and the type of services to be performed in consideration of such prepayment, all segregated by the year for which the related subscription are to be fulfilled. Netzee shall not, between the Effective Date and the Closing Date, bill for or accept prepayment for services that represent more than twelve (12) months of prepayment from any customer or client.

      6.23     Absence of Undisclosed Liabilities. Except as set forth in Schedule 6.23, Netzee has no liabilities other than: (a) the Excluded Liabilities; (b) the liabilities reflected in the Stub Statement; (c) liabilities of future performance under the Material Business Contracts and Business Licenses; (d) liabilities that have arisen since November 1, 2002 in the ordinary course of business or otherwise in accordance with this Agreement; and (e) liabilities disclosed on the schedules to this Agreement.

      6.24     Books and Records. Netzee has made available to Certegy the minute books of Netzee, and such minute books contain true and correct, in all material respects, records of all material corporate action taken by the shareholders and directors of Netzee.

      6.25     Bank Accounts; Lock Boxes. With respect to any bank or lock box account used by the Business that is among the Purchased Assets, Schedule 6.25 sets forth a true, correct and complete list showing the name and address of the banking institution at which Netzee maintains such account or lock box, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or to have access thereto. Schedule 6.25 also sets forth any powers of attorney granted by or to Netzee or any other Person with respect to such accounts.

      6.26     Projections. The projections set forth on Schedule 6.26 relating to the Business were prepared by Netzee in good faith and were based on assumptions Netzee believed were reasonable.

      6.27     Disclosure. The representations, warranties and other statements of Netzee contained in this Agreement, the Operative Documents and the other documents, certificates and written statements furnished to Certegy by or on behalf of Netzee pursuant hereto or thereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made.

      6.28     Business Performance. The Business has in excess of seven hundred and fifty (750) current financial institution customers (the determination of this number shall be consistent with Netzee’s past counting practices) unless the failure to have such number was caused by any communication by or on behalf of Certegy, or one of its Affiliates, to such customers. For the immediately preceding twelve (12) month period, the Business shall have generated in excess of fifteen million dollars ($15,000,000.00) in revenue, as determined in accordance with past business practice. The Business has had positive earnings before interest, taxes, depreciation and amortization during the immediately preceding twelve (12) month period, as determined in accordance with past business practice.

      7.     Representations and Warranties of Certegy. Certegy represents and warrants to Netzee that each of the following is true and correct:

      7.1     Organization. Certegy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to own all its properties and assets and to carry on its business as it is conducted, or is proposed to be conducted after the consummation of the transactions contemplated by the Agreement and the Operative Agreements.

      7.2     Authority. Certegy has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations under this Agreement and the Operative Agreements, and to consummate the transactions contemplated by this Agreement and the Operative Agreements. The execution and delivery by Certegy of this Agreement and the Operative Agreements to which it is a party, the performance by Certegy of its obligations under this Agreement and the Operative Agreements to which it is a party, and the consummation by Certegy of the transactions contemplated by this Agreement and the Operative Agreements have been duly authorized by all necessary corporate action of Certegy. No other corporate or shareholder action on the part of Certegy is necessary to authorize the execution and delivery of this Agreement and the Operative Agreements to which Certegy is or shall be a party. This Agreement has been, and the Operative Agreements to which Certegy is a party shall be, duly executed and delivered by Certegy. This Agreement constitutes, and each of the Operative Agreements to which Certegy is a party when so executed and delivered, will constitute, a legal, valid and binding obligation of Certegy, enforceable against Certegy in accordance with its terms.

      7.3     Required Consents. No consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental Authority or other Person or other Contract, is required on the part of Certegy for or in connection with the execution, delivery or performance of this Agreement or the Operative Agreements. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated by this Agreement by Certegy will not result in any violation of, be in conflict with, or constitute a default (with or without the giving of notice and/or passage of time) under, the Articles of Incorporation or Bylaws of Certegy, or under any License, Law, Contract, or Governmental Order to which Certegy is a party or by which it is bound, the impact of which would adversely affect Certegy’s ability to perform its obligations pursuant to this Agreement or the Operative Agreements to which it is a party.

      7.4     Brokers. No finder, broker, or financial advisor has acted on behalf of Certegy in connection with the negotiation or consummation of this Agreement or the Operative Agreements or the transactions contemplated herein or therein.

      7.5     Litigation; Governmental Orders. There are no pending or, to the knowledge of Certegy, threatened Actions by any Person or Governmental Authority against Certegy, or against any director or executive officer of Certegy, which would adversely affect Certegy’s ability to perform its obligations pursuant to this Agreement or the Operative Agreements to which it is a party. No director or executive officer of Certegy is subject to or bound by any Governmental Order which would adversely affect Certegy’s ability to perform its obligations pursuant to this Agreement or the Operative Agreements to which it is a party.

      7.6     Financial Capability. Certegy has or will have on the Closing Date sufficient cash to pay the Purchase Price to Netzee as required by Subsection 5.3.

      8.     Covenants and Agreements.

      8.1     Conduct of Business.

(a) Required Conduct. At all times prior to the Closing, unless Certegy shall otherwise consent in writing, Netzee shall conduct the operations of the Business in the ordinary course of business and consistent with its past practices. Without limiting the foregoing, Netzee shall: (i) use commercially reasonable efforts to maintain its corporate existence; (ii) use commercially reasonable efforts to preserve intact the Purchased Assets and the Business; (iii) use commercially reasonable efforts to retain all related Business Licenses; (iv) use commercially reasonable efforts to preserve its present relationships with customers, suppliers and others having business relations with the Business; (v) maintain the Assigned IP in a manner consistent with past practice; (vi) use commercially reasonable efforts to maintain the books, accounts and records of the Business in the ordinary course of business consistent with past practice; (vii) pay and discharge when due (including extensions) all Taxes, assessments and governmental charges imposed upon any of the Purchased Assets or the Business, or upon the income or profit therefrom (other than those contested in good faith by appropriate proceedings); (viii) comply in all material respects with all Material Business Contracts and any other obligations under Contracts to be included as an Assumed Liability, for so long as such Contracts have not expired or been terminated by any party thereto; (ix) comply in all material respects with applicable Law including, without limitation, with respect to any conduct of Netzee relating to the Transferred Employees; (x) pay all trade payables (other than those contested in good faith by appropriate proceedings) in accordance with their terms and consistent with past practice; (xi) use commercially reasonable efforts to update representatives of Certegy from time to time regarding the general status of the Business; (xii) use commercially reasonable efforts to notify Certegy of any emergency or other material change in the normal course of the operation of the Business; and (xiii) notify Certegy of any Governmental Order or third party complaints or investigations threatened or commenced against Netzee (or communications indicating that such action may be contemplated).

(b) Prohibited Conduct. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of Certegy, or except as otherwise expressly permitted or required by this Agreement, Netzee shall not, nor shall it permit any of its officers, directors, employees or advisors to: (i) increase the compensation, benefits or severance arrangement of any Transferred Employee, or pay or agree to pay to any Transferred Employee any bonus or similar payment, except for such increases in compensation or payments made in the ordinary course of business consistent with past practice; (ii) sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any material assets other than sales, transfers or disposals of, or entry into agreements to sell, transfer or otherwise dispose of assets in the ordinary course of business consistent with past practice; (iii) enter into any material agreement that would constitute an Assumed Liability, other than any agreement made in the ordinary course of business consistent with past practice; (iv) amend or terminate any Material Business Contract other than in the ordinary course of business; (v) accept prepaid subscriptions or other advance payments for Business’ services, or otherwise modify its accounting and business policies with respect thereto, other than in the ordinary course of business consistent with past practice; (vi) other in the ordinary course of business, make any capital expenditures with respect to the Purchased Assets; (vii) take any other action which would materially and adversely affect or detract from the value of the Purchased Assets or the Business or would reasonably be expected to delay the Closing; (viii) except as otherwise permitted by this Agreement, disclose to any person, other than Certegy, any proprietary or confidential information related to the Business in connection with a possible acquisition of all or substantially all the assets or stock of Netzee; (ix) except for (A) borrowings under any credit facility existing as of November 18, 2002, (B) the accrual of dividends on Netzee’s Series B 8% Convertible Preferred Stock or (C) trade or other debts incurred in the ordinary course of business, incur any additional indebtedness; (x) acquire any equity securities or other interest in any Person or acquire all, or substantially all, of the assets of a Person; (xi) notify any Person that such Person’s actions may constitute an infringement of the Assigned IP; (xii) sell, pledge, assign, or otherwise dispose of, or impair, or grant any rights with respect to the Assigned IP; (xiii) pay or declare any dividend or distribution on its capital stock; or (xiv) agree to do any of the foregoing.

      8.2     Access and Information. At all times prior to Closing, Netzee shall permit Certegy and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to the Purchased Assets and all books, records and documents of or relating to the Business and the Purchased Assets, and shall furnish to Certegy such information and data, financial records and other documents in its possession relating to the Business and the Purchased Assets as

Certegy may reasonably request. Netzee shall permit Certegy and its agents and representatives reasonable access to its accountants for reasonable consultation or verification of any information obtained by Certegy during the course of any investigation conducted pursuant to this Subsection 8.2. No investigation or findings of Certegy shall diminish or affect the representations and warranties of Netzee hereunder or relieve Netzee of any obligation hereunder.

      8.3     Confidentiality. The terms of the Nondisclosure Agreements are incorporated into this Agreement by reference and shall continue in full force and effect from the date hereof until the Closing in accordance with their terms.

      8.4     Further Actions. Subject to the terms and conditions set forth in this Agreement, Netzee and Certegy shall each act in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with each other in doing all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. For the sake of clarity, it is understood that the use of commercially reasonable efforts by Certegy or Netzee shall not include paying any fee (other than fees to legal and accounting advisors) to obtain a third party’s consent to the transactions contemplated by this Agreement. At and after the Closing, and without further consideration, Netzee shall execute and deliver to Certegy such further instruments and certificates of conveyance and transfer and take such further action as Certegy may reasonably request in order more effectively to convey and transfer the Purchased Assets from Netzee to Certegy, and to put Certegy in operational control of the Business.

      8.5     Publicity. Netzee and Certegy shall cooperate with each other in the development and distribution of all news releases, other public disclosures and customer communications relating to the transactions contemplated by this Agreement. Neither Netzee nor Certegy shall issue or make, or allow to be issued or made, any press release or public announcement or customer communications concerning the transactions contemplated by this Agreement without the consent of the other party, except as otherwise required by applicable Law, but in any event only after giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

      8.6     Transaction Costs. Each party shall pay their own transaction costs and expenses (including any legal, accounting and other professional fees) incurred in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not those transactions are consummated. Notwithstanding the immediately preceding sentence, Certegy shall pay any and all transfer Taxes (including sales, use, recording and real and personal property transfer Taxes) and the fees and costs of recording or filing all applicable conveyance instruments associated with the transfer of the Purchased Assets from Netzee to Certegy at Closing. Netzee and Certegy shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Assets from Netzee to Certegy pursuant to this Agreement or shall cooperate to seek an available exemption from such Taxes.

      8.7     Employees and Employee Benefit Matters. Prior to Closing, Certegy shall offer, or cause to be offered, employment, to all individuals listed on Schedule 8.7 who are then Business Employees (such listed employees, the “Identified Employees”), with such employment to be effective as of and subject to the Closing. Certegy will offer such Identified Employees employment at the wage rates or base salary and bonus levels that are reasonably comparable, but not necessarily the same, as those paid by Netzee as of the Closing, and on such other terms and conditions (including benefit plan coverages) that Certegy makes available to its employees generally. The Identified Employees who accept Certegy’s offer of employment are referred to collectively as the “Transferred Employees.” Certegy shall have no liability or obligation to any employee of Netzee or its Affiliates except as expressly set forth in this subsection. Except as expressly provided in this subsection, this Agreement does not restrict the right of Certegy to review and change its employment policies, terms and benefits at any time or from time to time, or to terminate any employee, including any Transferred Employee.

      8.8     Retention of and Access to Records. Until Netzee is dissolved in accordance with Law, Netzee shall preserve all books and records of Netzee that may relate to the Business but are not transferred by Netzee to Certegy pursuant to this Agreement. Upon the effective date of such dissolution, Netzee shall provide Certegy a reasonable opportunity to obtain copies, at Certegy’s sole expense, of any of such books and records, after which time Netzee shall have no further obligation under this Agreement to preserve such books and records. In addition to the foregoing, from and after the Closing until the effective date of Netzee’s dissolution, Netzee shall afford Certegy and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to the books, records and other data relating to the Purchased Assets, the Assumed Liabilities, the Transferred Employees and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party: (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, and (b) for the preparation of Tax Returns and audits.

      8.9     Insurance. Effective 11:59 p.m. (Eastern Standard Time) on the Closing Date, the Business shall cease to be insured by Netzee or its Affiliates’ insurance policies; provided, however, that with respect to insurance coverage written on an “occurrence basis”, to the extent that the Business was insured under such policies, Certegy shall, with respect to the Business, have rights under such policies to the extent the events giving rise as a claim under such policies occurred prior to 12:00 midnight (Eastern standard time) on the Closing Date. Netzee agrees to cooperate with Certegy in making claims under Netzee’s insurance policies in connection with insurable events that occurred prior to 12:00 midnight (Eastern Standard Time) on the Closing Date, and shall remit any associated recoveries promptly to Certegy. Subject to Section 10 regarding indemnification, with respect to events or circumstances covered by insurance coverage written on an “occurrence basis,” Netzee and its Affiliates will have no liability for occurrences that take place on and after 12:00 midnight (Eastern Standard Time) on the day following the Closing Date. With respect to events or circumstances covered by insurance coverage written on a “claims made basis,” Netzee and its Affiliates will have no liability for claims made after 11:59 p.m. on the Closing Date.

      8.10     Exclusivity. From the Effective Date until the Closing, Netzee will not (and shall cause its agents and Affiliates not to), directly or indirectly: (a) sell or agree to sell, or solicit any proposal from, or initiate or engage in discussions or negotiations with, any Person or group of Persons other than Certegy and its Affiliates and representatives, concerning any proposal to acquire, directly or indirectly, and through an asset or stock acquisition, merger or other structure, all or substantially all of the assets of Netzee or the Business; (b) provide confidential information concerning the Business or the Purchased Assets to any such person or group for use in the evaluation of a potential acquisition of any of the Purchased Assets; or (c) otherwise cooperate in any way with, assist, participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Netzee will promptly provide Certegy written notice of Netzee’s receipt of any proposal described in subpart (a) above.

      8.11     Covenant Not to Compete. For a period of five (5) years after the Closing Date Netzee covenants and agrees that it will not directly or indirectly (including by licensing or other partial right transfers): (i) induce or influence any Person to terminate a relationship with Certegy or one of its Affiliates; or (ii) engage or participate in, acquire, manage, operate, control or participate in the management, operation or control of, either alone or jointly with any corporation, partnership, joint venture or other business organization or Person that: (a) provides any service that competes with the products and services currently offered by the Business; or (b) solicits to hire or hires any Transferred Employee or other person employed by Certegy, or any of its Affiliates, subsequent to Closing. The parties agree that the restrictive covenants contained in this subsection are reasonable under the circumstances and further agree that these covenants should be interpreted so as to be effective and valid under applicable Law. If any one or more of the provisions contained in this subsection shall be held excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law. For purposes of this subsection, the terms “Netzee” and “Certegy” shall include their respective successors and assigns.

      8.12     Equitable Remedies. Netzee and Certegy each acknowledge that any breach or threatened breach of the provisions of either of Subsections 8.10 or 8.11 will cause irreparable injury for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Certegy or Netzee, as applicable, shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond restraining the applicable party from committing such breach or threatened breach.

      8.13     Intellectual Property. If Netzee or any Person owned or controlled by it, owns or shall at any time acquire any Assigned IP, such party shall promptly cause such Assigned IP to be immediately transferred to Certegy. Such party shall transfer that property for no additional consideration and through the execution and delivery of such instruments and documents as Certegy reasonably requests.

      8.14     Endorsement of Checks. Following the Closing, Netzee authorizes Certegy to endorse for deposit in its name, and collect for Certegy’s account, any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. In the event any payments due Certegy are received by Netzee, Netzee will promptly turn same over to Certegy.

      8.15     Meeting of Shareholders.

(a) Proxy Statement. As soon as practicable following the execution of this Agreement, Netzee shall prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement in preliminary form relating to the Shareholders’ Meeting (as defined in Subsection 8.15(b)) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”). Netzee shall use best efforts to respond to all SEC comments with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as practicable and to cause the definitive Proxy Statement to be mailed to Netzee’s shareholders at the earliest practicable date. Netzee shall notify Certegy of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Certegy promptly copies of all correspondence between Netzee or any representative of Netzee and the SEC with respect thereto. Netzee shall give Certegy and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Certegy and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Netzee shall use its reasonable best efforts, after consultation with Certegy, to respond promptly to all such comments of and requests by the SEC.

(b) Meeting of Shareholders. As soon as practicable following the execution of this Agreement, Netzee will take all action necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws to: (i) hold a meeting of its shareholders (“Shareholders’ Meeting”) to be held as soon as reasonably practicable after the execution of this Agreement to consider adoption and approval of: (A) this Agreement; (B) approval of the transactions contemplated hereby and thereby; and (C) a plan of liquidation and dissolution as set forth in Schedule 8.15(b); (ii) seek to cause the Board of Directors of Netzee to recommend, in accordance with applicable Law, that the shareholders of Netzee approve and adopt this Agreement and the transactions contemplated hereby; (iii) include the recommendation of the Board of Directors in the Proxy Statement; and (iv) use its reasonable best efforts to obtain such approval and adoption by the shareholders.

      8.16     Filings; Other Actions.

(a) Subject to applicable Laws relating to the exchange of information, Certegy and Netzee shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Certegy or Netzee, as the case may be, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Operative Agreements. In exercising the foregoing right, each of Netzee and Certegy shall act reasonably and as promptly as practicable.

(b) Netzee and Certegy each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Certegy, Netzee or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Operative Agreements.

      8.17     Use of Proceeds. Netzee shall distribute the Closing Cash Payment, which shall be deposited at Closing as provided in Section 5.3(i) and in the manner provided on Schedule 8.15(b).

      9.     Conditions to Closing.

      9.1     Conditions to Obligations of Certegy. The obligations of Certegy to consummate the transactions contemplated by this Agreement and the Operative Agreements are subject to the satisfaction or fulfillment at or prior to Closing of the following conditions, any of which may be waived in whole or in part by Certegy in writing: (i) all representations and warranties of Netzee contained in this Agreement or the Operative Agreements being true and correct in all material respects at and as of the Closing; (ii) Netzee performing and complying in all material respects with all the covenants, obligations and agreements required by this Agreement to be performed or complied with at or prior to the Closing, except that representations and warranties that are confined to a specific date shall speak only as of such date; (iii) no Material Adverse Change having occurred, and no event having occurred that could reasonably be expected to result in a Material Adverse Change; (iv) receipt of any requisite governmental or regulatory approval (or written waiver thereof), and there being no Law or injunction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement or the Operative Agreements; (v) Netzee executing and delivering to Certegy such bills of sale, leases, assignments and other instruments of transfer as Certegy may reasonably require to transfer title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances; (vi) Netzee delivering to Certegy an officer’s certificate in a form mutually agreeable to the parties, duly executed by an authorized officer of Netzee, that certifies that the conditions set forth in Subsections 9.1(i) and 9.1(ii) are fully satisfied as of Closing; (vii) Netzee delivering to Certegy a secretary’s or assistant secretary’s certificate, duly executed by such authorized officer, with corporate and authority documents attached as exhibits to each certificate; (viii) Certegy having received a fully executed Bill of Sale and Assignment from Netzee in a form mutually acceptable to the parties; (ix) the receipt by Certegy of an opinion from Netzee’s legal counsel, dated the date of Closing, covering such matters as are reasonable and customary for similar transactions and in a form mutually acceptable to the parties; (x) the waivers, consents and approvals set forth on Schedule 6.3 shall have been obtained and delivered, each on terms reasonably satisfactory to Certegy; (xi) Certegy receiving releases of the Encumbrances on the Purchased Assets, other than Permitted Encumbrances, all in a form reasonably satisfactory to Certegy; (xii) the applicable landlords having executed consents, in a form reasonably acceptable to Certegy, to the assignment of the Real Property Leases identified on Schedule 4.1(a)(vi) from Netzee to Certegy or its designate; (xiii) Intercept, Inc. executing an agreement to market, promote and otherwise distribute the electronic banking and related services offered by Certegy and its Affiliates, in a form mutually acceptable to the parties; (xiv) Netzee having received the requisite shareholder approval of: (A) this Agreement; (B) the transactions contemplated by this Agreement and the Operative Agreements; and (C) a plan of liquidation and dissolution as set forth on Schedule 8.16(b); (xv) Certegy having received general releases in a form reasonably acceptable to the parties from: (A) those executive officers of Netzee who are also shareholders of Netzee; (B) InterCept, Inc.; (C) John H. Harland Company; and (D) the holder of all shares of Netzee’s Series B Convertible Preferred Stock; (xvi) Certegy receiving the Accounts Receivable Certificate as referred to and defined in Subsection 4.3(b); (xvii) all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement, and all other legal matters required for such transactions, shall have been reasonably satisfactory to Certegy prior to Closing;

(xviii) the assignment by Netzee of the Client Contracts to Certegy coupled with receipt of the requisite consent from all clients who have the ability to object to such assignment; (xix) the execution of the Indemnity Escrow Agreement, in a form reasonably acceptable to Certegy, by all parties thereto; (xx) Netzee’s reasonable efforts to obtain, at Certegy’s expense, a Supplemental Extended Reporting Period clause in its existing Errors and Omissions/Professional Liability insurance policy; (xxi) Netzee’s reasonable efforts to obtain, at Certegy’s expense, the addition of Certegy and its Affiliates as “additional insureds” on all Business Insurance Policies for all claims arising out of events that occurred in advance of Closing; (xxii) the assignment (or termination) by John H. Harland Company to Certegy or one of its Affiliates, on substantially the same terms, of the equipment leases identified in Schedule 6.19 combined with advance written consent to such assignment by Dell Computer Corporation; and (xxiii) Certegy’s receipt of written acknowledgements, in a form substantially the same as the form previously provided to Certegy, from Bruce Gall, John H. Harland Company and Intercept, Inc. of the satisfaction of all conditions to their consents described in Schedule 6.3.

      9.2     Conditions to Obligations of Netzee. The obligations of Netzee to consummate the transactions contemplated by this Agreement and the Operative Agreements are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Netzee in writing: (i) all representations and warranties of Certegy contained in this Agreement or the Operative Agreements being true and correct in all material respects at and as of the Closing; (ii) Certegy performing and complying in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing; (iii) there being no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement; (iv) Certegy having paid Netzee the Cash Payment by wire transfer of immediately available funds to an account designated in writing by Netzee at least one (1) Business Day prior to the Closing Date; (v) Certegy having executed and delivered to Netzee instruments of assumption, in a form mutually acceptable to both parties and reasonably required to effect such assumption, pursuant to which Certegy shall assume the Assumed Liabilities, together with such other certificates, instruments and agreements as may be reasonably required in order to effect such assumption; (vi) Certegy delivering to Netzee an officer’s certificate, duly executed by an authorized officer of Certegy, that certifies that the conditions set forth in Subsections 9.2(i) and 9.2(ii) are fully satisfied; (vii) Netzee having received an opinion from Certegy’s legal counsel in a form mutually acceptable to the parties; (viii) Certegy delivering to Netzee a secretary’s or assistant secretary’s certificate, duly executed by such authorized officer, with corporate and authority documents attached as exhibits to each certificate; (ix) Netzee having received the requisite shareholder approval of: (A) this Agreement; (B) the transactions contemplated by this Agreement and the Operative Agreements; and (C) a plan of liquidation and dissolution as set forth on Schedule 8.16(b); (x) receipt of any requisite governmental or regulatory approval (or written waiver thereof), and there being no Law or injunction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement or the Operative Agreements; (xi) all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement, and all other legal matters required for such transactions, shall have been reasonably satisfactory to counsel for Netzee prior to Closing; and (xii) the execution of the Indemnity Escrow Agreement, in a form reasonably acceptable to Netzee, by all parties thereto.

      10.     Indemnification.

      10.1     Survival. The representations, warranties and covenants contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing and any investigation made by Certegy or Netzee for a period of one hundred eighty (180) days following the Closing Date. No action for a breach or inaccuracy of the representations and warranties made or deemed made in this Agreement or in any certificate delivered pursuant to this Agreement shall be brought more than one hundred eighty (180) days following the Closing Date, except for: (i) claims of which the indemnifying party has been notified by the claiming party within such one hundred eighty (180) day period; and (ii) claims for material breaches of representations and warranties of Netzee which, to the knowledge of

Netzee, were inaccurate at the Closing and which were not then disclosed in writing to Certegy, which claims shall survive until the expiration of the applicable statute of limitations. It is understood that a claim may be made prior to such time as the exact amount thereof shall have been determined.

      10.2     Indemnification by Certegy. Certegy shall indemnify and hold Netzee and its Affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, a “Netzee Indemnified Party”) harmless from and against all claims, losses, damages, liabilities, obligations, payments, penalties, costs and expenses of any nature (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, compromises, fines and interest relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (collectively, “Losses”) arising out of or relating to: (i) any inaccuracy or breach by Certegy of a representation, warranty, covenant or agreement of Certegy contained in this Agreement, an Operative Agreement or in any certificate delivered pursuant to this Agreement; (ii) any Liability or obligation to brokers retained by for or on behalf of Certegy or its Affiliates in connection with the transactions contemplated by this Agreement; (iii) the Assumed Liabilities to the extent the indemnified claim arose out of actions that occurred after the Closing; and (iv) the ownership or operation of the Purchased Assets or the Business after the Closing Date in all respects other than the Excluded Liabilities.

      10.3     Indemnification by Netzee. Netzee shall indemnify and hold Certegy and its Affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, a “Certegy Indemnified Party”) harmless against all Losses arising out of or related to: (i) any inaccuracy or breach by Netzee of a representation, warranty, covenant or agreement of Netzee contained in this Agreement, an Operative Agreement or in any certificate delivered pursuant to this Agreement; (ii) any Liability or obligation to brokers retained by for or on behalf of Netzee or its Affiliates in connection with the transactions contemplated by this Agreement; (iii) the Excluded Liabilities (regardless of whether information relating such Excluded Liabilities is set forth on a schedule); (iv) the ownership or operation of the Purchased Assets or the Business prior the Closing Date in all respects other than the Assumed Liabilities; (v) any voluntary or involuntary bankruptcy or insolvency proceeding of which Netzee is the subject; (vi) any third party challenges to the transactions contemplated by this Agreement or the Operative Agreements as being part of a fraudulent conveyance; and (vii) the Closing Date Accounts Receivable being less than eight hundred thousand dollars ($800,000.00).

      10.4     Claims. A party entitled to indemnification under this Agreement with respect to any claim (“Indemnified Party”) will give the party required to provide such indemnification (“Indemnifying Party”) prompt written notice of any legal proceeding, claim or demand (in each case, a “Claim”) with respect to which the Indemnified Party is entitled to indemnification. The Indemnifying Party shall have the right, by giving notice to the Indemnified Party within ten (10) days after receipt of notice from the Indemnified Party of a Claim stating that the Indemnifying Party is responsible for such Claim, at its expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifying Party and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party and selected by the Indemnifying Party; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that Certegy, at any time when it believes in good faith that any Claim with respect to which Netzee is defending, is having a Material Adverse Change on the assets, affairs, condition (financial or otherwise) or prospects of Certegy, or upon the Business or the Purchased Assets, or could adversely affect or detract from the value of the Purchased Assets or the Business, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, at it expense; and provided further, that the Indemnifying Party may not enter into a settlement of any Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified. The parties will cooperate fully with each other in connection with the defense, negotiation and/or settlement of each Claim.

      10.5     Limitations. Absent fraud, the cumulative indemnification obligation of either party with respect to any Losses or Claims shall not exceed the Indemnity Escrow Amount. In the absence of fraud, and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Section 10 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

      10.6     Treatment of Indemnity Benefits. All payments made by Netzee or Certegy, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

      11.     Termination.

      11.1     Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Netzee and Certegy; (ii) by either Netzee or Certegy if the Closing has not occurred on or prior to 5:00 p.m., Eastern Standard Time, on January 15, 2003 (“Termination Date”); provided, however, that the right to terminate this Agreement under this Subsection 11.1(ii) shall not be available to a party whose action or inaction has resulted in a willful and material breach of this Agreement; (iii) by either Netzee or Certegy if any Governmental Authority issues a final and non-appealable Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, the party seeking to so terminate has exercised commercially reasonable efforts to oppose any such Governmental Order or to have the Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; (iv) by Certegy, if Netzee materially breaches any representation, warranty, covenant or other agreement to be performed by it contained in this Agreement or an Operative Agreement, and such breach is incapable of being cured or is not cured within ten (10) days after Netzee’s receipt of written notice from Certegy; (v) by Netzee, if Certegy materially breaches any representation, warranty, covenant or other agreement contained in this Agreement or an Operative Agreement, and such breach is incapable of being cured or is not cured within ten (10) days after Certegy’s receipt of written notice from Netzee; (vi) by Certegy or Netzee if shareholder approval of the matters specified in Subsection 8.15(b) shall not have been obtained at the Shareholders Meeting; (vii) by Certegy if the satisfaction of any condition to the obligations of Certegy set forth in Subsection 9.1 becomes impossible; or (viii) by Netzee if the satisfaction of any condition to the obligations of Netzee set forth in Subsection 9.2 becomes impossible.

      11.2     Procedure and Effect of Termination. If either party terminates this Agreement pursuant to Subsection 11.1, this Agreement, other than the obligations of the parties under Subsections 8.3 (Confidentiality), 8.5 (Publicity), 8.6 (Transaction Costs), Subsection 11.2 (Procedure and Effect of Termination), and Section 12 (Miscellaneous) (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any terminating party or its officers, directors or shareholders. In the event of termination of this Agreement pursuant to Subsection 11.1, written notice of the termination must be given by the terminating party at least three (3) Business Days prior to the date of termination. If this Agreement is properly terminated, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

      12.     Miscellaneous.

      12.1     Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by Netzee or Certegy without the prior written consent of the other party, and any purported assignment or delegation shall be null and void except that, without Netzee’s consent, Certegy may assign this Agreement to a wholly-owned Subsidiary of Certegy.

      12.2     Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Georgia, without giving effect to any choice of law or conflicts of Law provision or rule that would cause the application of the Laws of a jurisdiction other than Georgia. The prevailing party in any action arising out of this Agreement shall be entitled to the recovery of its reasonable attorney’s fees, costs and expenses. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OPERATIVE AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANOTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND MAKES IT VOLUNTARILY.

      12.3     Waiver. No party shall be deemed to have waived any of its rights under this Agreement without agreeing to do so in writing. No waiver of a breach of this Agreement shall constitute a waiver of any prior or subsequent breach of this Agreement. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise or the exercise of any other right, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of a party, that consent must be given in writing in a manner consistent with the requirements for a waiver as set forth in this subsection.

      12.4     Force Majeure. No party shall be liable for any loss or damage due to causes beyond its control, including earthquake, war, fire, flood, power failure, terrorist acts, acts of God or other catastrophes.

      12.5     Headings; Construction. The headings that appear in this Agreement are inserted for convenience only and shall not limit or extend its scope. Each of the agreements and covenants contained in this Agreement are in addition to any other similar agreement or covenant contained in any other document entered into in connection with this Agreement, and do not limit the applicability of such other agreement or covenant.

      12.6     Entire Agreement. This Agreement, together with the Nondisclosure Agreements, constitutes the entire understanding of the parties with respect to its subject matter, and all prior agreements, understandings and representations relating to the subject matter of this Agreement are canceled in their entirety. The exhibits, schedules and Operative Agreements are incorporated by reference into and made a part of this Agreement for all purposes.

      12.7     Neutral Construction. The parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. This Agreement shall be construed equally against the parties regardless of who is more responsible for its preparation.

      12.8     Severability. If there is a conflict between any part of this Agreement and any present or future Law, this Agreement shall be curtailed only to the extent necessary to bring it within the requirements of that Law, and the remainder of this Agreement shall remain in full force and effect.

      12.9     Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally (with written receipt) by hand delivery, a reputable overnight courier, by facsimile or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by notice in accordance with this subsection):

      if to Certegy, to:

Certegy E-Banking Services, Inc.
Attention: Law Department
11601 Roosevelt Boulevard
St. Petersburg, Florida 33717-2202
Facsimile: (727) 556-9196

with a copy (which shall not constitute notice) to:

Kilpatrick Stockton L.L.P.
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attention: Greg Cinnamon

if to Netzee, to:

Netzee, Inc.
Attention: Donny R. Jackson, Chief Executive Officer
6190 Powers Ferry Road
Powers Ferry Landing East, Suite 400
Atlanta, Georgia 30339
Facsimile: (770) 850-0400

with a copy (which shall not constitute notice) to:

Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E., Suite 2300
Atlanta, Georgia 30309
Attention: Mark D. Kaufman
Facsimile: (404) 853-8806

      Any such notice or communications shall be deemed to have been given (i) on the date of delivery, if by hand delivery, (ii) as of the next business day after the date actually sent via overnight courier, (iii) five days after it is mailed, or (iv) upon the sender’s telephonic confirmation of receipt by the recipient if sent via facsimile.

      12.10     Time is of the Essence. Time is of the essence with respect to the obligations of the parties under this Agreement.

      12.11     No Third Party Beneficiary. This Agreement is made for the sole benefit of the parties and their respective successors, executors and permitted assigns, and nothing contained in this Agreement, express or implied, is intended to or shall confer any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever upon any Person who is not a party (except to the extent that any Affiliates of Netzee or Certegy are expressly identified in this Agreement).

      12.12     Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, including by facsimile, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

      12.13     Amendment. This Agreement may only be modified by written agreement of the parties.

      12.14     No Successor Liability. It is expressly understood that the parties intend that Certegy shall not be considered a successor to Netzee or any of its Affiliates by reason of any theory of law or equity, and that Certegy shall have no Liability except as otherwise provided in this Agreement for any obligation or liability of Netzee or any of its Affiliates.

      12.15     Specific Performance. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event either party either violates or fails or refuses to perform any covenant herein, the other party will be without adequate remedy at law. Therefore, in the event that any party violates, fails or refuses to perform any covenant or agreement made by it herein, the other parties, so long as they are not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

[Signature page follows.]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

DOWN ACQUISITION CORPORATION

By:	/s/ JERRY HINES

Jerry Hines
President

NETZEE, INC.

By:	/s/ DONNY R. JACKSON

Donny R. Jackson
Chief Executive Officer

APPENDIX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

NETZEE, INC.

      1.     Scope of Plan. This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation of Netzee, Inc., a Georgia corporation (the “Corporation”), within the meaning of Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), and the voluntary liquidation and dissolution of the Corporation in accordance with and pursuant to the Georgia Business Corporation Code (the “Georgia Code”).

      2.     Adoption of Plan by Shareholders. The Plan shall be submitted to the shareholders of the Corporation at a special meeting of shareholders and shall be adopted and become effective when holders of a majority of the outstanding shares of the Corporation entitled to vote at the special meeting shall have voted in favor of its adoption.

      3.     Cessation of Business Activities. After adoption of the Plan by the shareholders of the Corporation, the Corporation shall file a Notice of Intent to Dissolve with the Secretary of State of the State of Georgia pursuant to Section 14-2-1403 of the Georgia Code and shall cause such notice to be published pursuant to Section 14-2-1403.1 of the Georgia Code.

      After the filing of the Notice of Intent to Dissolve, the Corporation shall limit its activities to:

(a) the winding up of its affairs;

(b) the collection of its remaining assets, disposition of properties that will not be distributed in kind to shareholders, and payment of its liabilities or making provision for all known liabilities and obligations of the Corporation, as described in Paragraphs 4, 5, and 6 of this Plan; and

(c) the distribution of its property to shareholders in complete cancellation and redemption of the shares of the Corporation in one or more liquidating distributions, as described in Paragraph 7 of this Plan.

      4.     Liquidation of Assets. After adoption of the Plan by the shareholders of the Corporation, the Corporation shall sell, exchange, transfer, or otherwise liquidate any and all of its assets and property, including intangible assets and property, for such consideration and upon such terms and conditions as the Board deems in the best interests of the Corporation and its shareholders.

      5.     Payment of Liabilities. Prior to making any distributions to its common shareholders, the Corporation shall pay or discharge all known and undisputed debts, liabilities and obligations of the Corporation. After the payment of such debts, liabilities and obligations, the Corporation shall establish the contingency reserve described in Paragraph 6 of this Plan. As soon as practicable following the filing of the Notice of Intent to Dissolve, the Corporation shall notify all known creditors and those asserting claims against the Corporation, whether such claims are fixed, contingent, conditional, or unmatured. When publishing the Notice of Intent to Dissolve, the Corporation shall request in the publication that all persons with claims against the Corporation present such claims to the Corporation in a written notice containing specified information.

      6.     Contingency Reserve. Following adoption of the Plan by shareholders of the Corporation, the Board may, to the extent deemed advisable by the Board, establish a contingency reserve (the “Contingency Reserve”) and set aside into the Contingency Reserve such amounts of cash or property of the Corporation as the Board, in its discretion, determines are sufficient to account for unknown claims, contingencies and expenses incurred in connection with the collection and defense of the Corporation’s property and assets and the liquidation and dissolution in accordance with this Plan, including claims that are likely to arise or become known after the filing of the Articles of Dissolution described in Paragraph 9 of this Plan. Following the payment, satisfaction, or other resolution of all such claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan.

      7.     Distributions. Following the liquidation of its assets and property as described in Paragraph 4 of this Plan, payment of liabilities as described in Paragraph 5 of this Plan, and establishment of any contingency reserve as described in Paragraph 6 of this plan, the Corporation shall distribute an amount not to exceed $.50 per share to its common shareholders. All remaining assets, if any, shall be distributed pursuant to the Plan of Distribution (as defined below).

      8.     Plan of Distribution. To the extent practicable, the Corporation shall pay or make provision to pay its liabilities and obligations in accordance with the Plan of Distribution attached to this Plan as Schedule A and hereby incorporated into this Plan (the “Plan of Distribution”). Each of the officers and directors are empowered, authorized and directed to enter into, execute, and deliver any agreements or other instruments with the Corporation’s known creditors and preferred shareholders as he or she may deem necessary or desirable to carry out the purposes and effect of the Plan of Distribution.

      9.     Abandonment. Notwithstanding the adoption of this Plan by the shareholders of the Corporation, the Board may, in its discretion and without further action by the shareholders, abandon the Plan at any time and direct that no further steps be taken to carry the Plan into effect.

      10.     Dissolution. As soon as possible after the liquidation of the Corporation has been completed by distribution of the remaining assets to the shareholders, the Corporation shall execute Articles of Dissolution pursuant to Section 14-2-1408 of the Georgia Code and shall cause the Articles of Dissolution to be filed with the Secretary of State of the State of Georgia. Upon filing of the Articles of Dissolution with the Secretary of State, the Corporation shall cease to exist except for such purposes as are specified by the Georgia Code.

      11.     Authority of Officers and Directors. Each of the officers and directors of the Corporation is empowered, authorized and directed to approve such changes to the terms of any of the actions referred to herein, to enter into, execute, deliver and file any and all reports, returns, notices, agreements, documents or other instruments in the name of and on behalf of the Corporation or otherwise and under the seal of the Corporation or otherwise and to do any and all other things in the name and on behalf of the Corporation which he or she may deem necessary or desirable to carry out the provisions, purposes and intent of the Plan, including without limitation such actions as shall be necessary to conform with the provisions of Section 331 of the Code and with all applicable provisions of the laws of the State of Georgia. The Board shall have full authority to amend or modify the Plan without further approval of the shareholders of the Corporation, except as required by the Georgia Business Corporation Code.

      12.     Cancellation of Stock. Distributions to the Corporation’s shareholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding capital stock of the Corporation; provided however, that if the Board anticipates making more than one distribution to shareholders, then the outstanding capital stock shall not be deemed to be cancelled until the Board has declared a final distribution. As a condition to any final distribution, the Board may require shareholders to surrender their certificates evidencing the stock to the Corporation or its agent for cancellation. If a shareholder’s certificate for shares has been lost, stolen or destroyed, such shareholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Corporation satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Corporation.

      13.     Liquidating Trust. If advisable for any reason to complete the liquidation and distribution of the Corporation’s assets to its shareholders, the Board may at any time establish a liquidating trust (the “Trust”). The Trust thereupon shall succeed to all of the then remaining assets of the Corporation, including all amounts in any Contingency Reserve, and any remaining liabilities and obligations of the Corporation. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Corporation, to settle and close the business of the Corporation, to dispose of and convey the assets of the Corporation, to satisfy the remaining liabilities and obligations of the Corporation and to collect and distribute the remaining assets of the Corporation to its shareholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more of its members to act as trustees of the Trust and to cause the Corporation to enter into a liquidating trust agreement with such trustees on such terms and conditions as the Board determines. Approval of this Plan by the shareholders also will constitute the approval by the shareholders of any appointment of the trustees and of any liquidating trust agreement between the Corporation and such trustees.

      14.     Compensation. The Corporation may pay to its officers, directors, employees and agents or trustees, or any of them, compensation for services rendered in connection with the implementation of this Plan. Approval of this Plan by the shareholders of the Corporation shall constitute the approval of the shareholders of the payment of any such compensation referred to in this Article.

      15.     Indemnification. The Corporation shall continue to indemnify its officers, directors, employees, agents and trustees in accordance with its Articles of Incorporation, Bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Corporation. The Corporation’s obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Corporation’s indemnification obligations

      16.     Costs. The Corporation is authorized, empowered and directed to pay all legal, accounting, printing and other fees, costs and expenses for services rendered to the Corporation in connection with the preparation, adoption and implementation of this Plan, including, without limitation, any such fees and expenses incurred in connection with the preparation and distribution of a proxy statement for the meeting of shareholders to be held for the purpose, among others, of voting upon the approval of this Plan.

Schedule A

Plan of Distribution

      Netzee will take the following actions, among others, in connection with the dissolution and liquidation of Netzee (all defined terms shall have the meanings ascribed to them in the Asset Purchase Agreement):

      1. Following the Closing, Netzee will, out of either or both of the Purchase Price payable at Closing and cash on hand at Closing, set aside and segregate, and subsequently pay or otherwise discharge, all known and undisputed liabilities (as determined as of the Closing) to all creditors, other than for InterCept, Inc., John H. Harland Company and Bruce R. Gall.

      2. Contemporaneously with or promptly following the Closing, Netzee will, out of either or both of the Purchase Price payable at Closing and cash on hand at Closing, pay and discharge to InterCept, Inc. and John H. Harland Company the respective amounts set forth in that certain Consent and Release dated December 4, 2002 and addressed to the Company and signed by each of InterCept, Inc. and John H. Harland Company.

      3. Contemporaneously with or promptly following the Closing, Netzee will, out of either or both of the Purchase Price payable at Closing and cash on hand at Closing, pay and discharge to Bruce R. Gall the amount set forth in that certain written consent dated December 4, 2002 and signed by Bruce R. Gall.

      4. Out of either or both of the Purchase Price and cash on hand at Closing, Netzee will determine and set aside the amount that will be required to satisfy all of its remaining liabilities to all of its remaining known and disputed creditors, which amount shall not exceed $200,000.00.

      5. Following the Closing, and after payment of the creditors identified in items 1, 2 and 3 above, Netzee shall, out of either or both of the Purchase Price payable at Closing and cash on hand at Closing, make a liquidating distribution of $0.50 per share on each outstanding share of the Company’s common stock, except to which dissenters’ rights have been validly exercised and perfected.

      6. After taking the foregoing actions and establishing appropriate reserves for all other obligations, commitments and contingencies (known and unknown), any remaining proceeds will be paid to (x) InterCept, Inc. and John H. Harland Company and (y) Bruce R. Gall in a manner that has been agreed upon by the parties.

APPENDIX C

ARTICLE 13

DISSENTERS’ RIGHTS

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

      14-2-1301.     Definitions.

      As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenter’s rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1, Ga. L. 1993, p. 1231, § 16.)

      14-2-1302.     Right to dissent.

      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F) Cancels, redeems, or repurchases all or part of the shares of the class; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

      14-2-1303. Dissent by nominees and beneficial owners.

      A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

      14-2-1320. Notice of dissenters’ rights.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

      (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1, Ga. L. 1993, p. 1231, § 17.)

      14-2-1321. Notice of intent to demand payment.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

      (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

      14-2-1322. Dissenters’ notice.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

      (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

      14-2-1323. Duty to demand payment.

      (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

      14-2-1324. Share restrictions.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

      14-2-1325. Offer of payment.

      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the Proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

      (b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

      (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59, Ga. L. 1993, p. 1231, § 18.)

      14-2-1326. Failure to take action.

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1, Ga. L. 1990, p. 257, § 20.)

      14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60, Ga. L. 1990, p. 257, § 21, Ga. L. 1993, p. 1231, § 19.)

PART 3

JUDICIAL APPRAISAL OF SHARES

      4-2-1330. Court action.

      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61, Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

      14-2-1331. Court costs and counsel fees.

      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

      14-2-1332. Limitation of actions.

      No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

NETZEE, INC.

     The undersigned hereby appoints Donny R. Jackson, Jarett J. Janik and Kevin R. Lee, and each of them, to act, with or without the other and with full power of substitution and revocation, as proxies to appear and vote on behalf of the undersigned at the Special Meeting of Shareholders of Netzee, Inc. (the “Company”) to be held at the principal executive offices of the Company located at 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339, on Monday, December 30, 2002 at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the following purposes:

1.	To approve (a) the Asset Purchase Agreement, dated December 5, 2002, between the Company and Down Acquisition Corporation, and (b) the sale of substantially all of the assets of the Company pursuant to the terms of the Asset Purchase Agreement, a copy of which is attached as Appendix A to the accompanying proxy statement;
☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

2.	To (a) approve and adopt the Plan of Complete Liquidation and Dissolution, a copy of which is attached as Appendix B to the accompanying proxy statement, and (b) to approve the liquidation and dissolution of the Company pursuant to the Plan of Complete Liquidation and Dissolution; and
☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

3.	In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting and any adjournments or postponements thereof, all as set forth in the Notice of Special Meeting of Shareholders and the Proxy Statement, receipt of which is hereby acknowledged.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE ABOVE MATTERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NETZEE, INC.

Dated:	, 2002

Signature

Signature if held jointly
IMPORTANT: Please date this proxy and sign exactly as your name or names appear above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s).

Do you plan to attend the Special Meeting of Shareholders? ☐ Yes      ☐ No

IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE.